Exhibit 2.1

SHARE PURCHASE AGREEMENT

BY AND AMONG

MICRONET ENERTEC TECHNOLOGIES INC.

ENERTEC MANAGEMENT LTD.

ENERTEC SYSTEMS 2001 LTD.

AND

COOLISYS TECHNOLOGIES, INC.

Dated as of December 31, 2017

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of December 31, 2017 by and among Coolisys Technologies, Inc., a Delaware corporation (the “Buyer”), Enertec Management Ltd., an Israeli company limited by shares (“Seller” or “Sub”), Micronet Enertec Technologies, Inc., a Delaware corporation (“Parent” or “MICT”) and Enertec Systems 2001 Ltd., an Israeli company limited by shares (the “Company”). The Parent and the Sub are referred to herein collectively as the “Seller Parties”. Each of Buyer, Seller Parties and the Company shall be referred to herein as a “Party”, and collectively, as “Parties”).

W  I  T  N  E  S    E  T  H :

WHEREAS, the Seller is the record and beneficial owner of all of the issued and outstanding share capital of the Company; and

WHEREAS, Seller desires to sell to Buyer, the Shares (as defined below) held by Seller, and Buyer desires to purchase such Shares from the Seller, upon the terms and subject to the conditions set forth herein; and

WHEREAS, Seller Parties and Buyer desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, the parties hereby agree as follows:

1.	DEFINITIONS AND INTERPRETATIONS

1.1.          Certain Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

1.1.1.          “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control (as such term is defined in the Israeli Companies Law, 5759-1999) with such Person; provided that the Company shall not be considered an Affiliate of Seller.

1.1.2.          “Allowed Company Debt” shall mean Indebtedness in an aggregate amount of US$4,000,000 (or equivalent thereof).

1.1.3.          “Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

1.1.4.          “Assets” means, with respect to any Person, all of the assets, rights, interests and other properties, real, personal and mixed, tangible and intangible, owned by such Person.

1.1.5.          “Business Day” means any on which national banking institutions in the State of Israel and New York, New York are open to the public for conducting business and are not required or authorized by Applicable Law to close.

1.1.6.          “Closing Date” means the date of the Closing.

1.1.7.           “Closing Debt Deficit” means any amount of Company Debt in excess of the Allowed Company Debt (i.e. a deficit). As example only, in the event the Company Debt is US$5,000,000 (or equivalent thereof), the Closing Debt Deficit is US$1,000,000 (or equivalent thereof).

1.1.8.          “Closing Debt Surplus” means, in the event the Company Debt shall be lower than the Allowed Company Debt, such amount equivalent to the difference between the Allowed Debt and the Company Debt (i.e., Allowed Debt less the Company Debt). As example only, in the event the Company Debt is US$3,000,000 (or equivalent thereof), the Closing Debt Surplus is US$1,000,000 (or equivalent thereof).

1.1.9.          “Codeˮ means the Internal Revenue Code of 1986, as amended from time to time, or corresponding provisions of subsequent federal revenue Laws.

1.1.10.         “Company Business” means development and manufacturing of advanced electronic systems, test systems, simulators, for military applications.

1.1.11.          “Company Debt” means the aggregate amount of Indebtedness of the Company outstanding as of immediately prior to the Closing, (including for the avoidance of doubt the aggregate amount of any Indebtedness that shall be terminated or accelerated upon the Closing as a result of this Agreement as set forth in Section 2.3 below).

1.1.12.         “Company Intellectual Property” means any and all Intellectual Property that is owned or is purported to be owned by, or any and all Intellectual Property owned by a third party that is licensed to and/or used by the Company.

1.1.13.         “Company Technology” means any and all Technology that is owned by the Company including any Intellectual Property related thereto and/or included therein.

1.1.14.         “Contract” means any legally binding contract, agreement, lease, license, instrument, note, guarantee, commitment, promise, purchase order, or undertaking, whether written or oral.

1.1.15.         “Domain Names” means Internet domain names.

1.1.16.         “Environmental Laws” means any Applicable Law that has as its principal purpose the protection of the environment.

1.1.17.         “Indemnification Escrow Amount” shall mean 10% of the Purchase Price.

1.1.18.         “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.1.19.         “Financial Indebtedness” means (a) all indebtedness of the Company for borrowed money, (b) all outstanding obligations of the Company evidenced by notes, bonds, debentures or similar instruments, (c) any other outstanding amounts owed by Company to any third party, (d) all obligations of the types referred to in clauses (a) through (c) of any other Person, the payment of which Company is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations and (e) all obligations of the types referred to in clauses (a) through (c) of any other Person secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of Company.

1.1.20.         “GAAP” means Israeli or United States generally accepted accounting principles, as applicable.

1.1.21.         “Governmental Authority” means any transnational, domestic or foreign federal, state or local, governmental authority, department, ministry, court, agency or official, including any political subdivision thereof.

1.1.22.         “Indebtedness” means, indebtedness of the Company for borrowed money and the Company’s aggregate bank debt, calculated as the aggregate amount of short term debt and long term loans to the banks, including accrued but unpaid interest, penalties (if any, according to Company’s agreement with the banks), less the aggregate amount of all cash and cash equivalents (including bank deposits). For the avoidance of doubt, Indebtedness shall not include any credit extended by Company’s suppliers in the ordinary course and consistent with past practice during 2017 or any outstanding amounts owed by Company to any third party in the ordinary course of business and consistent with past practice during 2017.

1.1.23.         “Intellectual Property” means any and all proprietary or intellectual property rights (anywhere in the world, whether statutory, common law or otherwise), including (a) patents, (b) copyrights, (c) other rights with respect to software, including registrations thereof and applications therefor, (d) industrial design rights and registrations thereof and applications therefor, including mask works, (e) rights with respect to trademarks, and all registrations thereof and applications therefor, (f) rights with respect to Domain Names, including registrations thereof and applications therefor, (g) rights with respect to Trade Secrets or Confidential Information, including rights to limit the use or disclosure thereof by any Person, (h) rights with respect to Databases, including registrations thereof and applications therefor, and (i) any rights equivalent or similar to any of the foregoing. Without limiting the foregoing, this includes rights to derivatives, improvements, modifications, enhancements, revisions, and releases to any of the foregoing, claims and causes of action arising out of or related to infringement, misappropriation or violation of any of the foregoing and other proprietary or intellectual property rights now known or hereafter recognized in any jurisdiction.

1.1.24.         “ITA” means the Israeli Tax Authority.

1.1.25.         “ITO” means the Israeli Income Tax Ordinance (New Version), 1961, as amended, and all the rules and regulations promulgated thereunder.

1.1.26.         “knowledge of Seller”, “Seller’s knowledge”, “knowledge of the Company” or any other similar knowledge qualification in this Agreement, means the actual knowledge of any officer or director of Seller Parties, or any director, the CEO or the CFO of the Company after reasonable inquiry.

1.1.27.         “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance in respect of such property or asset.

1.1.28.         “Material Adverse Effect” means any condition, change, effect or event individually or in the aggregate that has had, or is reasonably expected to have a material adverse effect on the business, assets, liabilities, financial condition of the Company, or results of operations of the Company, taken as whole, except any such condition, change, effect or event, resulting from or arising in connection with (i) this Agreement or the transactions contemplated hereby, (ii) changes or conditions generally affecting the industry in which the Company operates, (iii) changes in economic, regulatory or political conditions generally or (iv) 2017 Statements.

1.1.29.         “Ordinary Shares” means ordinary shares, par value NIS 1.00 per share, of the Company.

1.1.30.         “Open Source Materials” means any software that is licensed or distributed under a license agreement that meets the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation or any substantially similar license, including, without limitation, to any license approved by the Open Source Initiative: such as GNU’s General Public License (GPL), Lesser/Library GPL (LGPL), Affero General Public License (AGPL), the Artistic License (e.g., PERL), the Mozilla Public License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), the BSD License, and the Apache License.

1.1.31.         “Organizational Documents” means: (i) with respect to any corporation or company, its articles or certificate of incorporation or association and by-laws or similar documents, (ii) with respect to any limited liability company, the limited liability company or operating agreement and articles of organization or articles or certificate of formation of a limited liability company (and associated by-laws, if applicable), (iii) with respect to a trust, its trust agreement and associated constituent documents and (iv) with respect to any other type of entity, its similar organizational or constituent documents.

1.1.32.          “Permitted Liens” means (a) Liens for current Taxes not yet due and payable or are being contested in good faith, (b) Liens disclosed on Schedule 1.1.32, (c) Liens disclosed on the Balance Sheet or notes thereto or securing liabilities reflected on the Balance Sheet or notes thereto, and (d) mechanics’, carriers’, workers’, repairers’, materialmens’, warehousemens’ and other Liens arising or incurred in the ordinary course of business by operation of Applicable Laws

1.1.33.          “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

1.1.34.          “Personal Data” means any personal information that relates to an identified or identifiable individual which is protected under the Israeli Protection of Privacy Law, 1981 and any laws and regulations enacted thereunder.

1.1.35.          “Real Property” means the real property leased or in respect of which the Company has any other interest, together with all improvements, fixtures and other appurtenances thereto and rights in respect thereof.

1.1.36.          “Shares” means 251,000 Ordinary Shares.

1.1.37.          “Subsidiary” means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company.

1.1.38.          “Tax Return” shall mean any return, report or statement required to be filed with respect to any Tax (including any elections, declarations, schedules, exhibits or attachments thereto, and any amendment or supplement thereof) including any information return, estimate, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, affiliated, combined, consolidated or unitary returns for any group of entities which includes the Company.

1.1.39.          “Tax” or “Taxes” shall mean (a) any and all, state, local and foreign taxes, assessments and other governmental charges, duties, impositions, levies, customs, tariffs, fees and liabilities of the same or similar nature, including taxes based upon or measured by gross receipts, income, profits, gain, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, alternative minimum, estimated, stamp, excise and property taxes as well as public imposts, fees, national insurance and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, linkage, penalties and additions imposed with respect to such amounts or such interest, penalties, or additions, (b) any liability for any amounts of the type described in clauses (a), (c) and (d) hereof of a predecessor entity, (c) any liability for the payment of any amounts of the type described in clauses (a), (b) or (d) hereof as a result of being a member of an affiliated, consolidated, combined or unitary group for any period and (d) any liability for the payment of any amounts of the type described in clauses (a), (b) or (c) hereof as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement or otherwise obligated to make any payment determined by reference to the Tax liability of a third party.

1.1.40.          “Taxing Authority” shall mean the IRS, the ITA or any other governmental body (whether state, local or non-U.S.) responsible for the administration of any Tax.

1.1.41.          “Technology” means any and all: (a) technology, formulae, algorithms, procedures, processes, methods, techniques, know-how, ideas, creations, inventions, discoveries, and improvements (whether patentable or unpatentable), (b) technical, engineering and manufacturing information, (c) specifications, designs, models, devices, prototypes, schematics, and development tools, (d) software, content, and other works of authorship,  and (e) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed in this definition.

1.1.42.          “Trade Secrets” means confidential and proprietary information, whether oral or written, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable, of any nature in any form, including all writings, memoranda, copies, reports, papers, surveys, analyses, drawings, letters, computer printouts, computer programs, computer applications, specifications, business methods, business processes, business techniques, business plans, data (including customer data), graphs, charts, sound recordings and/or pictorial reproductions, that (a) derive independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use and (b) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy.

1.1.43.          “Valid Certificate” means a certificate or ruling issued by the ITA which is sufficient to enable to conclude that no withholding of Israeli Tax is required with respect to any consideration payable by or on behalf of Buyer to Seller in a form and substance reasonably acceptable to Buyer.

1.1.44.          Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
“Anti-Corruption Law”	4.25
“Audited Balance Sheet”	4.7
“Balance Sheet Date”	4.7
“Buyer Indemnified Parties”	9.2.1
“Buyer Termination Fee”	10.3.1
“Claims Period”	9.1.1
“Closing Cash Payment”	2.2

Term	Section
“Closing Statement”	2.5
“Closing Date”	3.1
“Company Securities”	4.4
“Current Representation”	6.2.4.1
“Customer Information”	4.18.24
“Designated Person”	6.2.6.1
“e-mail”	11.1
“End Date”	10.1.2
“Escrow Agreement”	2.6
“Escrow Agent”	2.5
“Financial Statements”	4.7
“Fundamental Representations”	9.1.1
“In-Licenses”	4.18.11
“Indemnified Party”	9.3.1
“Indemnifying Party”	9.3
“Independent Contractors”	4.23
“Interested Party” “Interested Party Agreement”	4.10
“IP Contracts”	4.17.12
“Losses”	9.2
“Material Contracts”	4.14.2
“Non-Compete Period”	6.1.5.1
“Ordinary Shares”	4.4.1
“Out-Licenses”	4.18.12
“Payor”	2.7.2
“Paying Agent Agreement”, “Paying Agent”	2.7.3
“Post-Closing Representation”	6.2.4.1
“Potential Contributor”	9.6
“Pre-Closing Tax Period”	7.1
“Privacy Laws and Requirements”	4.18.23
“Purchase Price”	2.2
“Related Party Agreements”
“Released Parties”, “Released Claims”	6.1.7
“Required Financing”	6.2.3
“Seller Indemnified Parties”	9.2.2
“Straddle Period”	7.1
“Third Party Claim”	9.3.1
“Warranty Breach”	9.2
“Withholding Drop Date”	2.6.3

1.2.          Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.   References to any Person include the successors and permitted assigns of that Person.  Except as otherwise provided herein, when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is excluded.  If the last day of such period is not a Business Day, the period in question ends on the next succeeding Business Day.  References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.

2.	PURCHASE AND SALE

2.1.          Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 3.1), Seller shall sell, assign, convey, transfer and deliver to Buyer, free and clear of all Liens and Buyer shall purchase, acquire and accept from Seller, the Shares, representing 100% of the issued and outstanding share capital of the Company, on a fully diluted basis, against the Purchase Price (as defined below).

2.2.          Upon the terms and subject to the conditions set forth herein, the purchase price payable by Buyer to Seller for the Shares and the rights and benefits conferred herein upon Closing shall be US$5,250,000, plus (i) the Closing Debt Surplus, if any, or minus (ii) the Closing Debt Deficit (if any), as the case may be (the “Purchase Price” or “Closing Cash Payment”).

2.3.          if one or more lines of credit or financings set forth in Exhibit 2.3 received by the Company from financial institutions regarding the Company Debt shall be subject to termination or acceleration as a result of this Agreement in an aggregate amount of more than US$2,000,000 (the amount in excess of US$2,000,000, the “Excess Amount”), then, the End Date shall be automatically extended by additional thirty (30) days during which the Buyer shall seek financing from other sources or financial institutions.

2.4.          The Purchase Price shall be paid as provided in Section 3.

2.5.          Closing Statement.  On or at least up to two (2) Business Days prior to the Closing, Seller shall deliver to Buyer a statement in the form attached hereto as Exhibit 2.5, setting forth the Company Debt, together with bank statements evidencing amount of Company Debt, and accordingly the amount of the Purchase Price, which Closing Statement shall be countersigned Buyer on or at the Closing.

2.6.          Escrow Agreement. In order to secure the Closing of this Agreement and as collateral and security for the payment of the Buyer Termination Fee, in connection with the transactions contemplated by this Agreement, Buyer and Seller are concurrently herewith entering (a) into that certain Escrow Agreement attached hereto as Exhibit 2.6(a) (the “Escrow Agreement”) pursuant to which, inter alia, within three (3) business days of the execution of this Agreement, Buyer shall deposit in escrow an amount of cash equal to the Buyer Termination Fee, with I.B.I. Trust Management (the “Escrow Agent”). The Buyer Termination Fee will be held by the Escrow Agent until the earlier of (i) the Closing, at which time the Buyer Termination Fee will be released to Buyer, and (ii) the date on which this Agreement is terminated, at which time the Buyer Termination Fee will be released to (A) Seller, if such termination is pursuant to (i) Section 10.1.2 (and the conditions set forth in Section 10.3.1.2 have been satisfied), or (ii) Section 10.1.6, or (B) Buyer, if not otherwise released to Seller in accordance with the foregoing clause (A) and the Buyer and Seller Parties shall then immediately jointly instruct in writing the Escrow Agent to immediately release the Buyer Termination Fee to the Seller or Buyer, as applicable, in accordance with the provisions of the Escrow Agreement.

In addition, in order to secure the Sellers’ indemnification obligations under this Agreement at the Closing, Buyer shall deliver or cause to be delivered, out of and deducted from the Closing Cash Payment, cash in an amount equal to the Indemnification Escrow Amount, and the Indemnification Escrow Amount shall be deemed paid on account of the Purchase Price. The Indemnification Escrow Amount, plus accrued interest, shall provide Buyer with recourse with respect to the Seller Parties’ indemnification obligations under Section 9.2, subject to the terms and conditions set forth in Section 9.2 and in the Escrow Agreement. The Indemnification Escrow Amount and accrued interest (or any portion thereof) shall be distributed to the Buyer and Seller at the times, and upon the terms and conditions, set forth in the Escrow Agreement.

2.7.          Withholding.

2.7.1.            In the event a Valid Certificate is provided at least three (3) Business Days prior to Closing, the Buyer shall pay the Purchase Price in full without any withholding.

2.7.2.            Each of the Buyer, the Escrow Agent and the Paying Agent (as this term is defined below) (each a “Payor”), shall be entitled to deduct and/or withhold from payment of the Closing Cash Payment or any other amounts (or any portion thereof) payable pursuant to this Agreement to Seller, any such amounts as may be required to be deducted and withheld with respect to the making of such payment under the ITO, all as detailed in, and subject to, Section 2.7.3 below.

2.7.3.            Notwithstanding the provisions of Section 2.7.2, if no Valid Certificate was provided at least three (3) Business Days prior to the Closing, Buyer and Seller will enter into that certain Paying Agent Agreement attached hereto as Exhibit 2.7.3 (the “Paying Agent Agreement”) with I.B.I. Trust Management (the “Paying Agent”) and the Closing Cash Payment (together with any adjustments) payable to Seller shall be paid to, and retained by the  Paying Agent for the benefit of Seller, for a period of one-hundred eighty (180) days from the Closing Date or an earlier date required in writing by Seller (the “Withholding Drop Date”) (during which time unless otherwise approved by the ITA, no payments shall be made by the Paying Agent  to Seller and no amounts for Israeli Taxes shall be withheld from the payments deliverable pursuant to this Agreement, except as provided below and during which time Seller may obtain a Valid Certificate). If Seller:

2.7.3.1.          Delivers, no later than one (1) Business Day prior to the Withholding Drop Date, a certificate or ruling issued by the ITA in a form and substance acceptable to Paying Agent, which is sufficient to enable to conclude that no withholding or reduced withholding of Israeli Tax is required with respect to any consideration payable by or on behalf of Buyer to Seller, then the deduction and/or withholding of any Israeli Tax shall be made only in accordance with the provisions of such certificate or ruling issued by the ITA, and the balance of the payment that is not withheld together with all amounts accruing thereon, shall be paid and transferred to Seller in accordance with the provisions of the Paying Agent Agreement; or

2.7.3.2.          (i) Does not provide Paying Agent with a certificate or ruling issued by the ITA, in a form and substance acceptable to Paying Agent which is sufficient to enable to conclude that no withholding or reduced withholding of Israeli Tax is required with respect to any consideration payable on behalf of Buyer to Seller, by no later than one (1) Business Day before the Withholding Drop Date, or (ii) submits a written request to the Paying Agent to release the Purchase Price (together with any adjustment) prior to the Withholding Drop Date and fails to submit such a certificate or ruling before such time, then the amount required to be withheld from the Purchase Price shall be calculated according to the applicable withholding rate, as reasonably determined by the Paying Agent in accordance with the ITO, which amount shall be increased by the interest plus linkage differences as defined in Section 159A of the ITO for the time period specified under the ITO or the Paying Agent Certificate, and calculated in NIS based on a U.S. dollars to NIS exchange rate not lower than the effective exchange rate at the Closing Date.

2.7.4.           Any withholding made in New Israeli Shekels with respect to payments made hereunder in U.S dollars shall be calculated based on applicable conversion rate on the Closing Date and in a manner to be in compliance with the Applicable Law and any currency conversion to be made to such payment recipient.

3.	CLOSING AND CLOSING DELIVERIES

3.1.          Closing. The term “Closing” as used herein shall refer to the actual sale, assignment, conveyance, transfer, and delivery of the Shares to Buyer in exchange for the Purchase Price payable to Seller pursuant to Section 2 above. The Closing shall take place at the offices of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. at 1 Azrieli Center, round building, Tel-Aviv, or remotely via the exchange of documents and signatures, as soon as practicable, but in no event later than five (5) Business Days after satisfaction (or waiver) of the conditions to Closing set forth in Section 8 below, or at such other time or place as Buyer and Seller may agree (the “Closing Date”). The Closing shall be deemed to occur at 5:00 pm Israel time on the Closing Date.

3.2.          Transactions at the Closing. At the Closing the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

3.2.1.             Closing Delivers by Seller Parties. Seller Parties shall deliver or caused to be delivered to Buyer the following:

3.2.1.1.          Share transfer deed executed by Seller in the form attached hereto as Exhibit 3.2.1.1;

3.2.1.2.          Copies of the duly executed resolutions of the Board of Directors of the Company in the form attached hereto as Exhibit 3.2.1.2, authorizing the transfer of the Shares to Buyer;

3.2.1.3.          Copy duly executed resolutions of the shareholders of the Company in the form attached hereto as Exhibit 3.2.1.3 approving the transactions contemplated under this Agreement and the execution thereof;

3.2.1.4.          Copy of the share register of the Company reflecting the holdings of the Company shares immediately prior to the Closing, such share register to be certified by the Chief Executive Officer or a director of the Company on behalf of the Company;

3.2.1.5.          Duly executed share certificate reflecting the Company shares purchased by the Buyer pursuant to this Agreement, issued in the name of the Buyer;

3.2.1.6.          copies of the dully executed resolutions of the Board of Directors of each of the Seller and Parent and dully executed resolutions of the shareholders of the Seller, in the form attached hereto as Exhibit 3.2.1.6(a) and Exhibit 3.2.1.6(b), by which, inter alia, the execution, delivery and performance of this Agreement shall be approved;

3.2.1.7.          resignations from the Board of Directors of the Company of each director of the Company, dated and effective as of the Closing Date, which shall contain a waiver and release, in the form attached hereto as Exhibit 3.2.1.7;

3.2.1.8.          termination agreements in the form attached hereto as Exhibit 3.2.1.8, of all Interested Party Agreements, except for the Consulting Agreement;

3.2.1.9.          a Seller Parties’ certificate in the form attached hereto as Exhibit 3.2.1.9, executed by officer of each of Seller Parties, acting on behalf of such Seller Party, certifying that (a) the representations and warranties of the Seller Parties hereunder are true and correct in all material respects as of the Closing Date; and (b) each of Seller Parties has performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date;

3.2.1.10.          a Company certificate signed by the Chief Executive Officer or director of the Company, acting on behalf of the Company, in the form attached hereto as Exhibit 3.2.1.10, certifying that (i) the representations and warranties of the Company and the  hereunder are true and correct as of the Closing Date in all material respects; (ii) Company has performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date; and (iii) all documents to be executed and delivered by the Company at the Closing have been executed by a duly authorized representative of Company.

3.2.1.11.          the Company’s audited balance sheet as of December 31, 2017 and the related audited consolidated statements of income and cash flows for the year ended December 31, 2017 (the “2017 Statements”).

3.2.2.             Closing Deliveries of Buyer.  Buyer shall deliver, or caused to be delivered, to the Seller Parties, Paying Agent or Escrow Agent, as the case may be, the following:

3.2.2.1.          To Seller or the Paying Agent, as applicable, the Closing Cash Payment less the Indemnification Escrow Amount by wire transfer of immediately available funds, to an account designated by Seller or Paying Agent (as applicable), by notice to Buyer, which notice shall be delivered not later than two Business Days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of Seller in such amount);

3.2.2.2.          To Escrow Agent, the Indemnification Escrow Amount, .

3.2.2.3.          To Seller or the Paying Agent, as applicable, a duly executed share transfer deed in respect of the Shares, in the form attached hereto as Exhibit 3.2.1.1;

3.2.2.4.          To the Seller, copies of the dully executed resolutions of the Board of Directors of the Buyer and DPW Holdings, Inc., a Delaware  corporation  and the parent company of the Buyer (“DPW”) in the form attached hereto as Exhibit 3.2.2.4(a) and Exhibit 3.2.2.4(b), respectively, by which, inter alia, the execution, delivery and performance of this Agreement and all other agreements ancillary to this Agreement shall have been approved;

3.2.2.5.          To the Seller, a certificate in the form attached hereto as Exhibit 3.2.2.5 executed by the Chief Executive Officer or director of the Buyer, acting on behalf of the Buyer, certifying that (i) the representations and warranties of the Buyer hereunder are true and correct as of the Closing Date in all material respects; (ii) Buyer has performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date; and (iii) all documents to be executed and delivered by the Buyer at the Closing have been executed by a duly authorized representative of Buyer.

3.2.3.             Closing Deliveries of the Parties. Seller Parties, Buyer and the Company, as applicable, shall execute and deliver the following documents:

3.2.3.1.          A consulting agreement, by and between the Company and Mr. David Lucatz (Parent CEO) (or any company controlled by him) in the form attached hereto as Exhibit 3.2.3.1, effective immediately after the Closing; and

3.2.3.2.          any other instruments, documents and certificates that are required to be delivered pursuant to this Agreement or as may be reasonably requested by any Party in order to consummate the transactions contemplated hereby.

4.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLER PARTIES

Except as set forth in the Seller Disclosure Schedule attached as Schedule 4 to this Agreement, (the “Disclosure Schedule”) which exceptions shall be deemed to be part of the representations and warranties made hereunder, the Company and the Seller Parties, severally and jointly, represent and warrant to Buyer as of the date hereof that:

4.1.          Corporate Existence and Power.

4.1.1.           The Company is a private company duly incorporated and validly existing under the laws of the State of Israel and has all corporate powers and authority to own, lease and operate its Assets and to carry on its business as now conducted and as currently proposed to be conducted. The Company is duly qualified or authorized to do business as a foreign corporation in, and is in good standing under the laws of, each jurisdiction in which it conducts business, in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.

4.1.2.           No act has been taken by the Company or the Seller Parties and/or their respective shareholders and to Seller’s Knowledge, by others, to wind up, liquidate or dissolve the Company. The Company has not taken any action or failed to take any action, which action or failure would preclude or prevent the Company from conducting its business after the Closing in the manner heretofore conducted.

4.1.3.           Prior to the date of this Agreement, the Seller Parties furnished to Buyer true, complete and correct copies of the Company’s Organizational Documents, which are in full force and effect and neither the Seller Parties nor the Company is in violation of any material provision of the Organizational Documents.

4.2.          Corporate Authorization.  The execution, delivery and performance by Seller Parties of this Agreement and the consummation of the transactions contemplated hereby are within each such Seller Parties’ corporate powers and have been duly authorized by all necessary corporate action on the part of Seller and Parent.  This Agreement constitutes a valid and binding agreement of Seller Parties enforceable against the Seller Parties in accordance with its terms.

4.3.          Noncontravention; Consent of Third Parties.

4.3.1.          Except as set forth in Schedule 4.3.1, the execution, delivery and performance by Seller Parties of this Agreement and the consummation by Seller Parties of the transactions contemplated hereby do not and will not (i) violate the Organizational Documents of each of Seller Parties or the Company, (ii) violate any Applicable Law in a material respect, require any consent or other action by any Person under, result in a breach of, constitute a default under, or give rise to any right of termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Seller Parties or the Company or to a loss of any benefit to which the Company is entitled, or imposition of any penalties, under any provision of any agreement or other instrument binding upon the Company, or by which its properties, rights or assets are subject or bound in any material respect or (iii) result in the creation or imposition of any Lien on any asset of the Company, except for any Permitted Liens.

4.3.2.          Except as set forth in Schedule 4.3.1, no consent, waiver, authorization or approval of any Person and no declaration to or filing or registration with any Governmental Authority or any other Person, is required of or to be made by the Company or the Seller Parties in connection with the execution and delivery of this Agreement by any of them or the performance by any of them of their respective obligations hereunder.

4.4.          Capitalization.

4.4.1.The authorized share capital of the Company is NIS 287,700, divided into 287,700 Ordinary Shares NIS 1.00 par value per share (the “Ordinary Shares”), of which 251,000 Ordinary Shares are issued and outstanding.

4.4.2.          All issued and outstanding share capital of the Company has been duly authorized, and is validly issued and outstanding and fully paid and non-assessable.  There are no (i) securities of the Company convertible into or exchangeable for share capital or voting securities of the Company, or (ii) except as set forth in Exhibit 8.1.10, options, warrants or other rights to acquire from the Company, or other obligation of the Company to issue, any share capital or securities convertible into or exchangeable for share capital of the Company (the items in clauses (i)-(ii) being referred to collectively as the “Company Securities”).  There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities.

4.4.3.          Except as set forth in the Company’s Organizational Documents or under applicable Law, there are no registration rights, preemptive rights, anti-dilution rights, redemption rights, rights of first refusal or offer, co-sale or tag-along rights, drag-along rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to any equity security of the Company.

4.4.4.          Seller is the record and beneficial owner of the Shares, free and clear of any Lien, and will transfer and deliver to Buyer at the Closing valid title to the Shares free and clear of any Lien.

4.4.5.          Except as set forth in Schedule 4.4.5, no share certificate in respect of the Shares held by Seller was issued to Seller.

4.5.          Directors, Officers.  Schedule 4.5 contains a list of all directors and officers of the Company. Except as set forth in Schedule 4.5, (a) the Company has no agreement, obligation or commitment with respect to the election of any individual or individuals to the Board, and (b) there are no agreements, commitments and understandings with respect to any compensation to be provided to any of the Company's directors or officers.

4.6.         Subsidiaries. The Company does not have and has not had in the last 7 years any Subsidiaries and does not, directly or indirectly, own any equity or voting rights or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership or other business association or entity.

4.7.          Financial Statements. Financial Information. The audited balance sheet as of December 31, 2016 (the “Balance Sheet Date”) and the related audited consolidated statements of income and cash flows for the year ended December 31, 2016 (the “Audited Balance Sheet”) and the unaudited consolidated interim balance sheet as of September 30, 2017 and the related unaudited interim statements of income and cash flows for the 9 months ended September 30, 2017, of the Company (the “Interim Statements”, and together with the Audited Balance Sheet, the “Financial Statements”), are attached hereto as Schedule 4.7. The 2017 Statements when delivered by the Company as of the Closing Date shall replace, the Interim Statements for the purpose of the representations under Section 4, and be included in the Financial Statement definition herein, and such Interim Statements shall, as of such date, be removed from the Financial Statements definition herein. The Financial Statements fairly present, in all material respects, in conformity with Israeli GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of the Company as of the dates thereof and its results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). The Financial Statements are in accordance with the books and records of the Company. All necessary books of account and accounting records have been maintained by the Company, are in the Company’s possession and contain accurate information in accordance with generally accepted principles.

4.7.1.          Except for obligations and liabilities reflected in the Financial Statements or set forth under Section 4.9, the Company has no obligation or liability of any nature (matured or un-matured, fixed or contingent) to, or any financial interest in, any other Person, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by the Company. Except as set forth in Schedule 4.7.1, the Company has not undertaken and is not bound by any guarantee, indemnification or other similar commitment or liability with respect to the liabilities, obligations or Financial Indebtedness of any other Person (other than for the avoidance of doubt indemnification obligations to customers in the ordinary course of business). All reserves that are set forth in or reflected in the Financial Statements have been established in accordance with Israeli GAAP consistently applied.

4.7.2.          Accounts Receivable. Except as set forth in Schedule 4.7.2, all of the accounts and notes receivable of the Company, whether reflected on the Financial Statements or arising since September 30, 2017, have arisen from bona fide transactions in the ordinary course of business consistent with past practices and are valid, genuine, and, subject to the allowance for doubtful accounts set forth therein, to Seller’s knowledge, fully collectible in the aggregate amount thereof; provided that, the foregoing shall not be construed as a guarantee of such collectability.

4.8.          Absence of Certain Changes.  Since September 30, 2017 and except as set forth in Schedule 4.8, the business of the Company has been conducted in the ordinary course consistent with past practices and there has not been and no Material Adverse Event has occurred or:

4.8.1.          any declaration, setting aside or payment of any dividend or other distribution with respect to any share capital of the Company, or any repurchase, redemption or other acquisition by the Company of any outstanding share capital or other securities of the Company;

4.8.2.          any amendment of any material term of any outstanding security of the Company;

4.8.3.          any incurrence, assumption or guarantee by the Company of any Financial Indebtedness other than in the ordinary course of business consistent with past practices;

4.8.4.          any making of any loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments made in the ordinary course of business consistent with past practices;

4.8.5.          any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

4.8.6.          any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

4.8.7.          any transaction or commitment made, or any contract or agreement entered into, by the Company relating to its assets or business, in either case, material to the Company, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

4.8.8.          any material change in any method of accounting or accounting practice by the Company except for any such change required by reason of a concurrent change in Israeli GAAP; or

4.8.9.          any material change in any compensation arrangement or agreement with any employee, officer, director or shareholder of the Company;

4.9.          No Undisclosed Material Liabilities.  Except as set forth in the Financial Statements or disclosed in the notes thereto and except any liabilities that are disclosed on Schedule 4.9, there are no liabilities (matured or un-matured, fixed or contingent) of the Company of any kind or any Financial Indebtedness, other than liabilities which have arisen since September 30, 2017 in the ordinary course of business and which are, in nature and amount, consistent with past practice and do not exceed US$50,000, individually or in the aggregate.

4.10.          Interested Party Transactions.  Except as set forth in Schedule 4.10 or Schedule 4.5, no officer, director, or shareholder of the Company, or, to the knowledge of Seller, any affiliate of any such Person (nor any immediate family member of any of such Persons) (each, an “Interested Party”), has or has had, (i) an interest in any Person which furnishes or sells, services or products that the Company furnishes or sells, or proposes to furnish or sell, or (ii) an interest in any Person that purchases from or sells or furnishes to the Company, any goods or services, or (iii) an interest in, or is a party to, any contract to which the Company is a party; provided, however, that ownership of no more than five percent (5%) of the outstanding voting shares of a publicly traded company shall not be deemed to be an “interest in any entity” for purposes of this Section 4.10. Except as set forth in Schedule 4.10 or Schedule 4.5, there are no existing arrangements or proposed transactions between the Company and (a) its directors, (b) its officers or (c) Seller Parties or any of their Affiliates (an “Interested Party Agreement”).

4.11.          Intercompany Accounts.  Schedule 4.11 contains a complete list of all intercompany balances as of the Balance Sheet Date between Seller and its Affiliates, on the one hand, and the Company, on the other hand.  Since the Balance Sheet Date there has not been any accrual of liability by the Company to Seller or any of its Affiliates or other transaction between the Company and Seller and any of its Affiliates, except in the ordinary course of business of the Company consistent with past practice.

4.12.          Tax Matters.

4.12.1.        There are no federal, state, local or foreign taxes due and payable by the Company which have not been timely paid. The Company has not incurred any taxes, assessments or governmental charges other than in the ordinary course of business, and, to the extent required under Applicable Law, the Company has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations.

4.12.2.        Except as set forth in Schedule 4.12, there have been no examinations or audits and, to the knowledge of the Seller, threatened of any tax returns or reports by any applicable federal, state, local or foreign governmental agency.  The Company has duly and timely filed all federal, state, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year and Company has not requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or executed or filed any power of attorney with any taxing authority which is still in effect. Except as set forth in Schedule 4.12, the Company has withheld or collected from each payment made to each of its employees and suppliers, the amount of all taxes required to be withheld or collected therefrom under Applicable Law, and has paid the same to the income tax authority under its withholding tax file.

4.12.3.        Except as set forth in Schedule 4.12, there is no claim, audit, action, suit, proceeding or investigation currently pending or, to the knowledge of the Company, threatened against, with respect to the Company in respect of any income, franchise or other material Tax or material Tax asset.

4.12.4.        The Company is not a party to or bound by any Tax sharing, allocation or indemnification agreement or similar agreement or arrangement under which the Company would be liable for any Taxes of any other Person. There are no Liens on any of the assets of the Company with respect to unpaid Taxes, other than Permitted Liens.

4.12.5.        All Tax deficiencies which have been proposed, asserted or assessed against the Company have been fully paid or finally settled. The Company has not received a written notice of a claim by any Taxing Authority in any jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

4.12.6.        The Company has not in the last seven (7) years received or requested any ruling, transfer pricing agreement or similar agreement from any Taxing Authority with respect to any Tax which will have any effect after the Closing.

4.12.7.        The Company has not: (i) in the last seven (7) years been included in an affiliated group (as defined in Section 1504 of the Code or any similar group defined under a similar or comparable provision of state, local, or foreign Law); or (ii) any liability for the Taxes of any other Person by Contract, assumption or operation of Law, as a transferee or successor, or under Treasury Regulations Section 1.1502-6 (or any similar or comparable provision of state, local or foreign Law).

4.12.8.        The Company has delivered or made available to Buyer: (i) complete and correct copies of all Tax Returns of the Company relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired; (ii) complete and correct copies of all material closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of the Company relating to Taxes for all taxable periods for which the statute of limitations has not yet expired; and (iii) complete and correct copies of all material agreements, rulings, settlements or other Tax documents relating to Tax incentives between the Company and a Taxing Authority, if any.

4.12.9.        The unpaid Taxes of the Company: (i) did not, in the most recent audited Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet contained within the most recent audited Financial Statements (rather than in any notes thereto); and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company in filing their Tax Returns.

4.12.10.      The Company does not have (or has in the past 7 years had) a permanent establishment in any country (other than its country of formation), as defined in any applicable tax treaty or convention between its country of formation and such other country and the Company has in the past 7 years been a resident for Tax purposes solely in its relevant jurisdiction of incorporation.

4.12.11.      The Company has not undertaken in all taxable periods for which the statute of limitations has not yet expired any transaction that will require special reporting in accordance with Section 131(g) of the ITO (or similar or comparable provision of U.S. federal, state, local, or other foreign law) and the Israeli Income Tax Regulations (Tax Planning Requiring Reporting), 2006 (or similar or comparable provision of U.S. federal, state, local, or other foreign law).

4.12.12.      The Company is not subject to any restrictions or limitation pursuant to Part E2 of the ITO or pursuant to any Tax ruling made with reference to the provisions of Part E2 of the ITO.

4.12.13.      The Company has not in the past 7 years been a “real propertyˮ company (“Igud Mekarkeinˮ) as such term is defined in the Israeli Real Property Taxation Law (Capital Gain, Sale and Purchase) 1963.

4.12.14.      Any transactions conducted by the Company have been conducted at arms-length. The Company did not conclude a transaction which required to be documented by proper transfer pricing studies as required under applicable transfer pricing laws, including Section 85A of the Israeli Tax Ordinance.

4.12.15.      The Company is duly registered for the purposes of Israeli VAT Law and has complied in all material respects with all requirements concerning value added Taxes VAT.  In particular, but without limitation to the forgoing:

4.12.15.1.          There are no circumstances by reason of which the Company might not be entitled to full credit for all VAT chargeable or paid on inputs, supplies, and other transactions and imports made in each case by it, other than where such would not have a Material Adverse Effect;

4.12.15.2.          The Company has not received and to Seller’s Knowledge, there is no claim of the Tax authority according to which the Company has not collected any timely remitted to the Israeli Taxing Authority all output VAT which it is required to collect and remit under any Applicable law; and

4.12.15.3.          the Company has not received in the past seven (7) years, a refund or credit for input VAT for which it (in each case) is not entitled under any Applicable Law, other than where such would not have a Material Adverse Effect.

4.12.16.      The Company has not been a party to, nor has been otherwise involved in, any transaction, scheme or arrangement designed wholly or mainly or containing steps or stages having no commercial purpose and designed wholly or mainly for the purpose of avoiding or deferring Tax or reducing a liability to Tax or amounts to be accounted for under payroll deduction.

4.13.          Books and Records; Company Names.  The minute books of the Company contain true and correct records of all formal meetings and formal corporate actions of its shareholders and board of directors and any committees thereof.  The share records of the Company are true, correct and complete and reflect all issuances, transfers and cancellations of shares of the Company. The Seller has furnished or made available to Buyer true, complete and correct copies of (a) all minute books and (b) all share record books of the Company.

4.14.          Material Contracts.

4.14.1.           Except for this Agreement and except as set forth in Schedule 4.14(a), the Company is not a party to or bound by:

4.14.1.1.          any lease agreement (whether of real or personal property);

4.14.1.2.          any agreement for the purchase of materials, supplies, goods, services, equipment or other assets providing for aggregate payments by the Company of NIS200,000 or more;

4.14.1.3.          any agreement granting any other Person the right to market, distribute or resell any technology, products or services of the Company;

4.14.1.4.          any material partnership, joint venture or other similar agreement or arrangement;

4.14.1.5.          any agreement that requires the Company to provide non-cash consideration;

4.14.1.6.          any agreement relating to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise);

4.14.1.7.          any agreement relating to  indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset); or

4.14.1.8.          any material agreement with Seller or any of its Affiliates or any director or officer of Seller or any of its Affiliates.

4.14.2.           Schedule 4.14(b), contains a true and complete list as of the date hereof of all of the following Contracts in effect (excluding this Agreement) to which the Company is a party as they pertain to the Company Business (the “Material Contracts”):

4.14.2.1.           Contracts governing the performance of the ten (10) largest projects by anticipated total revenues currently being performed by the Company;

4.14.2.2.          Contracts under which the Company has agreed to a "most favored customer" or other similar pricing arrangement;

4.14.2.3.          Any Contract that includes any change of control that would require notice to or the consent of any Person as a result of the execution of this Agreement or the  consummation of any of the transactions contemplated hereunder;

4.14.2.4.          Any other Contract that is material to the business, operations or financial condition of the Company.

4.14.3.           Each agreement, contract, plan, lease, arrangement or commitment required to be disclosed pursuant to this Section 4.14 is a valid and binding agreement of the Company, and is in full force and effect, and the Company or, to the knowledge of Seller, any other party thereto is not in default or breach in any respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, except for any such defaults or breaches which would not have a Material Adverse Effect.

4.15.       Litigation.  Except as set forth in Schedule 4.15, there is no civil, criminal, administrative or other action pending or, to the knowledge of Seller, threatened against Company, or against any officer, director, shareholder, employee or agent of the Company in their capacity as such or relating to their employment services or relationship with the Company.  Except as set forth in Schedule 4.15, there is no outstanding order, writ, judgment, injunction, fine, award, determination or decree of any court, other Governmental Authority or arbitrator against Company which has had or could reasonably be expected to have a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement. There is no action or suit by any of the Company or the Seller Parties (with respect to the affairs of or shareholdings in the Company), pending, threatened or contemplated against any other Person.

4.16.          Compliance with Laws and Court Orders.  The Company has conducted its business in compliance in all material respects with and is not in violation of any Applicable Law, except for violations that have not had and would not reasonably be expected to have a Material Adverse Effect to the Company, taken as a whole.

4.17.          Properties.  The Company does not own, nor has owned in the last five years, any Real Property. Schedule 4.17 contains a list of all leased Real Property, and a copy of the lease agreement with respect to such Real Property. All of the Real Property thereon are in good operating condition (subject to normal wear and tear) and sufficient and appropriate in all material respects for their current uses.

4.17.1.           There is no material breach by the Company or to the knowledge of Company, of the owner of any leased Real Property. The Company has obtained all necessary licenses and permits to own, lease, occupy, possess or use the Real Property and all of such licenses and permits are in full force and effect.

4.17.2.           Except for Permitted Liens, the Company has good title to, or in the case of leased property and assets have valid leasehold interests in, all of the properties and assets (i) reflected in the Financial Statements, other than assets sold since the date of the Financial Statements or acquired thereafter in the ordinary course of business consistent with past practices, or (ii) necessary and sufficient to conduct all of the business and operations of the Company as currently conducted and proposed to be conducted, all except where the failure to have such good title or valid leasehold interests would not have a Material Adverse Effect; and none of such properties or assets is subject to any Lien other than Permitted Liens. All of the Company’s tangible properties and assets are in good working order and condition, subject to normal wear and tear.

4.18.          Intellectual Property.

4.18.1.          Schedule 4.18.1 contains a complete and accurate list of all services currently offered or sold by the Company (the “Company Services”).

4.18.2.           Intellectual Property.  The Company has full title and ownership of, or is duly licensed under or otherwise authorized to use, all Company Intellectual Property and Company Technology used or otherwise practiced or exploited by the Company and necessary to enable it to carry on its business as conducted and as proposed to be conducted, including as part of the design, development, use, branding, advertising, promotion, marketing and performance of any Company Services, without any infringement upon the rights of others. No third party that has licensed or otherwise granted rights under Intellectual Property to the Company has ownership rights or license rights to improvements or derivative works made by the Company to that Intellectual Property, except if such improvements or derivative works are created by the Company as part of its engagement with its customers and for their benefit. The Company has not received any notice or claim challenging the Company’s sole and exclusive ownership of any Company owned Intellectual Property or suggesting that any other Person has any claim of legal or beneficial ownership with respect thereto. No proceeding alleging misappropriation or infringement of the Intellectual Property of any third party is pending or, to the knowledge of the Company, threatened against the Company (nor does the Company have knowledge of any basis therefor). The Company Intellectual Property constitute all the Intellectual Property: (i) used or otherwise practiced or exploited in the operation of the Company Business; and (ii) necessary to enable Company to operate such business immediately after the Closing Date in substantially the same manner as such business is currently conducted.

4.18.3.          Registered Intellectual Property. Except with respect to Company's Domain Names listed in Schedule 4.18.3, the Company has not registered or filed any application to register any Company owned Intellectual Property and does not own any registered Intellectual Property.  The Company's Domain Names is valid, subsisting, and in full force and effect.  All necessary registration, maintenance and renewal fees in connection with such Domain Names have been paid.

4.18.4.          Assignment. Without limiting the generality of Section 4.18.2, each current or former Person who develops or has developed any Company Technology or Company’s Intellectual Property that in each case, relate to any other aspects of the Company Business, has executed and delivered to the Company proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms attached hereto as Schedule 4.18.4. All amounts payable by the Company to any Persons involved in the research, development, conception or reduction to practice of any Company’s Intellectual Property have been paid in full, and no remuneration, compensation or other amounts remain outstanding or may become due and payable under any circumstance, except for amounts paid or payable to current or former Person in connection with employment or services rendered or to be rendered in the ordinary course of business and not in the nature of a royalty. All assignments with respect to the Intellectual Property of the Company, that are required to be filed or recorded in order to be valid or effective against bona fide purchasers without notice of such assignment have been duly executed and filed or recorded with the United States Patent and Trademark Office or Israeli Patent Office, or the United States Copyright Office, as applicable, and any applicable Governmental Authority elsewhere.

4.18.5.          The Company has not received any notice or claim challenging or questioning the validity or enforceability of any Intellectual Property owned or used by the Company or indicating an intention on the part of any Person to bring a claim that any of such Intellectual Property is invalid, is unenforceable or has been misused (nor is the Company aware of any circumstances which may give rise to such claims). Except as set forth in Schedule 4.18.5, the Company has taken all commercially reasonable steps to protect its rights in and to the Company’s owned Intellectual Property.

4.18.6.          Trade Secrets.  The Company has taken all commercially reasonable necessary or appropriate steps for a Company of its size in accordance with all applicable Laws relating to trade secrets to protect its rights in its confidential information and Trade Secrets.  The Company has taken all commercially reasonable necessary or appropriate steps to protect its rights in the confidential information and Trade Secrets of third parties.  The Company has complied at all times and in all material respects with the terms of any agreements or understandings relating to such third party confidential information or Trade Secrets to which the Company is a party or which otherwise bind the Company.  To Company’s knowledge, there has been no disclosure by the Company of any confidential information or Technology of the Company that would compromise the status or protectability of any of such Technology or any Intellectual Property embodied therein or the confidentiality of any of such confidential information other than applications for patents and patents.

4.18.7.          Transferability.  All Company’s Intellectual Property will be fully transferable, alienable or licensable by the Company without restriction and without payment of any kind to any third party.

4.18.8.          Export. Except as set forth in Schedule 4.18.8, all Company’s Intellectual Property may be exported or transferred by Company out of Israel without restriction and without payment of any kind to any third party or Governmental Authority or permission thereof.

4.18.9.           Absence of Liens.  Except as set forth on Schedule 4.18.9 and other than Permitted Liens, each item of the Company’s owned Intellectual Property, is free and clear of any Liens. The Company has the sole and exclusive right to bring a claim or suit against a third party for infringement, misappropriation or violation of any Company’s Intellectual Property and to collect any damages or other amounts payable by such third party to the Company as a result thereof.

4.18.10.         Transfer.  Except as set forth on Schedule 4.18.10, the Company has not (i) transferred full or partial ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property that are Company’s Intellectual Property, to any third party or (ii) permitted any of the Company’s Intellectual Property to lapse or enter into the public domain.

4.18.11.         Licenses-In.  Schedule 4.18.11 contains a complete and accurate list of all Contracts pursuant to which a third party has licensed or granted any right to the Company in any Intellectual Property, except off the shelf products (“In-Licenses”). The Company has and always had a valid and enforceable license or other right to use, practice and exploit, as the case may be, all licensed Company’s Intellectual Property and all in the manner in which the foregoing Intellectual Property has been used, practiced and exploited, or is being used, practiced or exploited and the Company is in compliance in all material respects with all licenses governing third party Intellectual Property utilized in or in connection with any Company’s Intellectual Property, including (i) complying with all flow-through provisions of third party licenses (e.g., a requirement to include a specific copyright notice or disclaimer), (ii) providing adequate attribution as required by any Open Source Materials license, and (iii) any limitations on the scope of license or covenants included in such licenses. The Company is not obligated to pay any royalties, fees or other payments to any Person or third parties with respect to the marketing, sale, distribution, manufacture, license or use of any Company Technology or Company Intellectual Property, except for amounts paid or payable in connection with employment or services rendered or to be rendered in the ordinary course of business and not in the nature of a royalty.

4.18.12.         Licenses-Out.  Schedule 4.18.12 contains a complete and accurate list of all licenses pursuant to which the Company has granted or provided any third party any rights or licenses to any Company’s Intellectual Property and/or Company Technology or has agreed to or is required to provide or perform any services related to any Company Technology (other than (i) non-disclosure contracts entered into in the ordinary course of business, and (ii) contracts for the sale, license, support or service of Company services in the ordinary course of business pursuant to its customer Contract) (“Out-Licenses”, together with the In-Licenses, the “IP Contracts”). No Out-Licenses grant any third party the right to sublicense any Company’s Intellectual Property.

4.18.13.         No Default/No Conflict.  All IP Contracts are in full force and effect, and enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and by general equitable principles.   The consummation of the transactions contemplated by this Agreement shall (i) neither violate nor by their terms result in the breach, modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, any IP Contracts, and (ii) shall not impair or diminish the rights of the Company in and to the Company’s Intellectual Property.  The Company is in material compliance with, and has not materially breached any term of any IP Contracts and, to the knowledge of the Company, all other parties to all IP Contracts are in compliance with, and have not materially breached any term of, such IP Contracts. Following the Closing Date, except as set forth on Schedule 4.18.13, the Company shall be permitted to exercise all of the Company’s rights under all IP Contracts to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay. There is no outstanding or threatened dispute or disagreement with respect to any IP Contracts. The Company is not and was not in the past 7 years subject to audit by any third party in respect of third party licenses. There is no Contract, judicial decree, arbitral award or, to the Company’s knowledge, other provision or requirement that obligates the Company to grant any licenses in the future with respect to any currently existing owned Company’s Intellectual Property, other than in Company’s agreement with its customers, in the ordinary course of business.

4.18.14.        No Third Party Infringement.  To the knowledge of the Company, no third party has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Company’s owned Intellectual Property.

4.18.15.        Transaction.  Neither this Agreement nor the transactions contemplated by this Agreement, will result in: (i) the Company granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to, it, or (ii) the Company, being bound by, or subject to, any non-compete, exclusivity provision, or other material restriction on the operation or scope of its businesses, all, except by virtue of it being a subsidiary of Buyer immediately following Closing. The Company is not a party to, subject to, or bound by any Contract or any obligation under applicable Law, that would give any third party (including any Governmental Authority) any option, right of first refusal or offer, right of negotiation or any other right with respect any Company’s Intellectual Property.

4.18.16.        No Order.  No Company’s Intellectual Property or Company Technology is subject to any proceeding or outstanding decree, order, judgment, settlement Contract, forbearance to sue, consent, stipulation or similar obligation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company’s Intellectual Property or Company Technology.

4.18.17.         Open Source.  Schedule 4.18.17 contains a complete and accurate list of all Open Source that has been used in the last 5 years in the development and testing of the Company Technology.  The Company does not incorporate any Open Source as part of the components which it distributes to its customers while providing the Company Services. The Company has been at all times and is currently in compliance in all material respects with all licenses for Open Source applicable thereto, including without limitation any and all Intellectual Property notice and attribution requirements.

4.18.18.        Source Code.  Neither the Company, nor any other Person acting on its behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code that is Company’s Intellectual Property, other than to Employees and subcontractors bound by Proprietary Information Agreements.

4.18.19.         Government Funding.  Except as set forth on Schedule 4.18.19, the Company has not entered into any Contract with any university, college or other educational institution or research center for the creation or development of Company’s Intellectual Property. Except as set forth on Schedule 4.18.19, none of the Intellectual Property owned by the Company was, directly or indirectly, in whole or in part: (i) developed by or on behalf of, or using any funding, grants or subsidies from, or any monetary resources of, any university, college, military, educational institution, research center or any entity affiliated with any university, college, military, educational institution or research center (“R&D Sponsor”); or (ii) developed utilizing any facilities of any R&D Sponsor; or (iii) developed by any employee, faculty, independent contractor or students of any R&D Sponsor; or (iv) developed by any independent contractor who in each case was concurrently working for or providing services to any R&D Sponsor. No R&D Sponsor has any claim of right to, ownership of or other Lien on any Company’s Intellectual Property owned by or exclusively licensed to the Company. The Company has not received any written notice from any Israeli Governmental Authority claiming any rights under Section 55, Chapter 6 or Chapter 8 of the Israeli Patent Law-1967.

4.18.20.          Industry Organizations and Consortia. Schedule 4.18.20 sets forth a complete and correct list of each industry organization in which the Company has participated in the past five years or applied for future participation, and a listing and description of the membership Contracts and other Contracts by which the Company is bound relating to such industry organization, copies of all of which have been made available to Buyer. The Company has not made any contribution or disclosure to any industry organization under, pursuant to or that is subject to, or is bound by, or has agreed to be bound by, any Contract which purports to license or potentially license any Intellectual Property of the Company as a result of any contribution or disclosure to or participation in any industry organization.

4.18.21.          Encryption and Other Restricted Technology. Except as set forth on Schedule 4.18.21, the Company’s business as currently conducted does not involve the use or development of, or engagement in, encryption technology, or other technology whose development, commercialization or export is restricted under Israeli Law. Except as set forth on Schedule 4.18.21, the Company’s business as currently conducted does not require the Company in the ordinary course of business to obtain a license from the Israeli Ministry of Defense or an authorized body thereof pursuant to Section 2(a) of the Control of Products and Services Declaration (Engagement in Encryption), 5734-1974, or from the Israeli Ministry of Economy pursuant to the Defense Export Control Law, 5767-2007, or under any other legislation regulating the development, commercialization or export of technology.

4.18.22.         Permits.

4.18.22.1.          The Company Business is conducted solely in Israel and the Company has not exported the Services and/or the Company Technology or any other product outside of Israel. Without derogating from the above, if the Company has exported any technical information or other technology within its control, it has done so in compliance in all material respects with the applicable Laws, including without limitation any Israeli Law and regulation thereunder including the Defense Export Control Law -2007, the Law Governing the Control of Commodities and Services – 1957, the Order Regarding the Engagement in Encryption Items – 1974; the Declaration Governing the Control of Commodities and Services (Engagement in Encryption Items) (Amendment) – 1998; the Import And Export Order (Control Of Dual-Purpose Goods, Services And Technology Exports), 2006, and any other import/export control/sanctions Applicable Laws of the countries where it conducts business, and where applicable, the Company has filed with any other Governmental Authority that regulates exports, all reports that are required under applicable Laws and all such reports are accurate and complete.

4.18.22.2.          Except as set forth in Schedule 4.18.21, the Company currently holds and is in compliance with all licenses, permits, registrations and governmental consents that are necessary for the conduct of its business, and for the performance of Company Services to any of its current or pending customers.  The Company has not received any notices of noncompliance, complaints or warnings with respect to its compliance with import/export control/sanctions Laws.   No event, fact or circumstance has occurred or is existing that is reasonably likely to result in a finding of noncompliance with any export or import control Law.  Within the last seven years, to the knowledge of the Company, the Company has not been the subject of any investigations, inspections or visits from any Governmental Authorities pertaining to export control or customs laws.

4.18.23.          Privacy.  The Company warrants that it does not collect any Personal Data other than with respect to its employees as customary in connection with their employments. The Company, the Company Service and to the knowledge of Company, all third parties performing services for the Company or that otherwise have access to Personal Data collected, processed, or maintained by or for the Company, comply with all applicable Laws (including Israeli Privacy Protection Law 5741-1981 and related regulations), obligations under Contracts, the Company’s internal and public-facing privacy policies and any public statements made by the Company regarding their privacy policies or practices and industry standards (collectively, “Privacy Laws and Requirements”) relating to such Personal Data, including the collection, interception, use, retention, disclosure, disposal, security, or other processing thereof.  Except as set forth in Schedule 4.18.23, any consents required and notices under applicable Laws for the collection, processing, transfer and other use of Personal Data by the Company for the conduct of the business of the Company have been obtained.  There is not and has not been any complaint to, or claim filed against, proceeding, and, to the Company’s knowledge, any audit or investigation (formal or informal) against, the Company or any of their customers (relating to the Company Services) by any private party or any Governmental Authority, foreign or domestic, relating to Personal Data, and, to the knowledge of the Company, there is no threatened complaint, proceeding, investigation (formal or informal) or claim against the Company with respect thereto.  With respect to all Personal Data collected, stored, processed, used, maintained, or accessed by or for the Company, the Company has at all times implemented reasonable security measures to ensure that such Personal Data is protected against loss and against unauthorized access, use, modification, and disclosure.  To the Company’s knowledge, there has been no unauthorized access to or modification or disclosure of, or any other loss or misuse of, such Personal Data.  Except as set forth in Schedule 4.18.23, all databases required to be registered by the Company have been properly registered, and the data therein has been used by the Company solely as permitted pursuant to such registrations.

4.18.24.         Customer Information.  The Company retains in confidence customer contact information and customer correspondence used in the Company’s Business (the “Customer Information”).  The Company's use of the Company’s Customer Information is in compliance in all material respects with applicable Laws and will not give rise to any third party claims.

4.19.        Insurance Coverage.  Schedule 4.19 contains a list of, and true and complete copies of, all insurance policies maintained by or on behalf of the Company. The Insurance Policies are in full force and effect, all premiums due thereon have been paid and the Company has complied in all material respects with the provisions of such insurance policies. The Company has not done anything which has rendered or might render any polices of insurance taken out by it void or voidable or which might result in a material increase in premium. The Company has not received any written notices from any issuer of any of the insurance policies canceling or amending them, materially increasing any deductibles or retained amounts thereunder, or materially increasing premiums payable thereunder.  There are no claims by the Company pending under any of such policies.

4.20.        Finders’ Fees.  Except as set forth in Schedule 4.20, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller or the Company who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

4.21.        Bank Accounts. Schedule 4.21 of the Disclosure Schedule sets forth a true and complete list of (i) all accounts at banks and other financial institutions maintained by or for the use of the Company, together with the names of authorized signatories thereof on each such account; and (ii) all personal guarantees provided by any of the Company’s shareholders in connection with such accounts specified under the foregoing clause (i).

4.22.        Employees.

4.22.1.          Schedule 4.22.1(a) sets forth a list of all the Company’ employees as of the date of this Agreement and the following information with respect to each such employee: (i) name; (ii) date of hire; (iii) title and job function, full-time, part-time or hourly status; (iv) salary and other compensation including compensation payable pursuant to bonus or grants (for the current fiscal year and the most recently completed fiscal year), commission arrangements, overtime payment (global overtime, payment of overtime per actual work or exempt from overtime payment), travel pay or car maintenance or car entitlement, accrued sick leave and accrued recuperation pay and notice period; (v) social benefits participation (including whether a managers insurance, pension fund, education fund (keren hishtalmut) is maintained with respect to such employee), their respective contribution rates and the salary basis for such contributions, whether such employee, is subject to Section 14 Arrangement under the Israeli Severance Pay Law - 1963 (“Section 14 Arrangement”) (and, to the extent such employee is subject to the Section 14 Arrangement, an indication of whether such arrangement has been applied to such person from the commencement date of their employment and on the basis of their entire salary); (vi) vacation allowance accrued and unused vacation days; and (vii) whether the employee executed an employment agreement. Other than their salary and as set forth in Schedule 4.22.1(b), the Company’ employees are not entitled to any payment or benefit that may be reclassified as part of their determining salary for all intent and purposes, including for the social contributions. Except as set forth in Schedule 4.22.1(b), there are no written or unwritten Company policies or customs that entitles any Company employee to benefits in addition to those they are entitled to pursuant their employment agreements.

4.22.2.          Except as set forth in Schedule 4.22.2, the Company is in compliance with all mandatory applicable employment laws, procedures and agreements relating to employment, terms and conditions of employment, including without limitation all such laws relating to wages, hours, collective bargaining, employment discrimination, disability, civil rights, fair labor standards, occupational safety and health, workers’ compensation, and mandatory provisions under the Prior Notice to the Employee Law, 2002, the Notice to Employee (Terms of Employment) Law, 2002, the Prevention of Sexual Harassment Law, 1998, the Hours of Work and Rest Law, 1951, the Annual Leave Law, 1951, the Employment by Human Resource Contractors Law, 1996, the Advance Notice for Dismissal and Resignation Law, 2001, the Salary Protection Law, 1958, the Law of Increased Enforcement of Labor Laws, 2011, and wrongful discharge, and to the proper withholding and remission to the proper tax and other authorities of all sums required to be withheld from employees under applicable laws respecting such withholding.

4.22.3.          The Company is not bound by or subject to any written or oral, express or implied, contract, commitment or arrangement with any labor union or any collective bargaining agreement or extension orders except, for those provisions of general agreements applicable to all the employees in Israel by extension order. There is no, and there has not been in the past seven years, strike or other labor dispute involving the Company, whether in the past or now pending, or to the Seller’s knowledge, threatened, nor is the Seller aware of any labor organization activity involving Company’s employees. Except as set forth in Schedule 4.22.3, the Company has not paid in the past seven years, is not required to pay and has not in the past five years been requested to pay any payment (including professional organizational handling charges) to any employers’ association or organization. Except as set forth in Schedule 4.22.3, the Company is not currently, nor has been in the past seven years a member of any employers’ association or organization, and no employers’ association or organization has made any demand for payment of any kind from the Company. The Company is not currently, nor has in the past seven years been, a party to any collective bargaining agreement or similar labor agreement with a labor union, works council or other employee representative (other than those of general agreements applicable to all the employees in Israel by extension order). There are no actions pending or to the knowledge of Seller threatened against the Company in Israel or under Israeli law, relating to (i) employment practices (including any labor, employment, safety or discrimination matters) or (ii) Israeli labor laws. There are no known union organizing activities involving employees of the Company, nor any employee of the Company notified the Company they are represented by any labor organization or works council.

4.22.4.          To Seller’s knowledge, none of Company’s employees has violated any material term of his or her employment agreement.

4.22.5.          The Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors.  The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

4.22.6.          Except as set forth in Schedule 4.22.6, provision for severance pay and accrued vacation days due to the employees has been made as required according to Israeli GAAP in the Financial Statements, and the Seller Parties are not aware of any circumstance whereby any employee may have the right to demand any claim for compensation on termination of employment beyond the statutory or contractual rights to which such employee is entitled, including severance pay.

4.22.7.          To the Seller’s knowledge, no key employee intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as a key employee, nor does the Company have a present intention to terminate the employment of any of the foregoing.

4.23.          Independent Contractors. Schedule 4.23(a) of the Disclosure Schedule lists the names of all independent contractors currently engaged by the Company (the “Independent Contractors”), each such Person’s job title or function, location and department, date of services agreement, termination notice, current remunerations, and any incentive or bonus arrangement with respect to such Person then in effect.   Except as disclosed in Schedule 4.23(b) to the Disclosure Schedule, the Company is not a party to any written or unwritten agreements, arrangements or commitments with Independent Contractors.  The Company has not received any information that would reasonably lead it to believe that any Independent Contractor intends to terminate his/her service with the Company. All Company contractors and consultants were rightly classified as Company contractors or consultants under Israeli law and all such agreements contain provisions which state that no employer-employee relations exist between such consultant or contractor and the Company. The Company does not have and has not in the past seven years had any liability with respect to any misclassification of any contractor or consultant (including former Company contractors and consultants) as an independent contractor. The Company does not engage any personnel through manpower agencies. The Company does not employ or engage or engage through a third party with employees whom the Israeli Law for Employment of Foreign Employees, 1991 applies to. To the knowledge of the Company, no Company contractor and consultant or former Company contractor and consultant has basis for or issued to the Company a written notice of a claim or any other allegation that such contractor and/or consultant was not rightly classified as an independent contractor.

4.24.          Government Funding.  Except as set forth in Schedule 4.24, the Company has not applied for or received any financial assistance, incentive, subsidy, grant or other support or benefits (including, without limitation, tax benefits under a status of a Preferred Enterprise as defined in the Law for the Encouragement of Capital Investment 5719-1959 (the “Encouragement Law”)) from any Israeli or foreign government Authority, including the Israeli National Authority for Technological Innovation (formerly referred to as the Office of the Chief Scientist of the Israeli Ministry of Economy).

4.25.          Corrupt Practices. Neither the Company nor any of its directors, officers or to the Seller’s knowledge its employees, auditors, agents, consultants, legal, accounting, financial or other advisors or representatives has taken any action which would cause it to be in violation of Sections 291 and 291A of Israel’s Penal Law 5737-1977, as amended till the date hereof, (the “Anti-Corruption Law”) and the rules and regulations thereunder. The Seller Parties are not, and to the knowledge of Seller, no director, officer of the Company is aware of any action, directly or indirectly, that has resulted in a violation by such Persons of the Anti-Corruption Law, including, without limitation, making an offer, payment, promise to pay or authorization of the payment of any money, or other offer, gift, promise to give, or authorization of the giving of anything of value to any “Public Official” (oved tzibur) or “Foreign Public Official” (oved tzibur zar) (as such terms are defined in the Anti-Corruption Law) in violation of any such applicable Law.

4.26.           Environmental Matters.  Except as to matters that would not reasonably be expected to have a Material Adverse Effect, to the knowledge of Seller:

  4.26.1.          (a) no written notice, order, request for information, complaint or penalty has been received by Seller or the Company, and (b) there are no judicial, administrative or other actions, suits or proceedings pending or threatened, in the case of each of (a) and (b), which allege a violation of any Environmental Law and relate to the Company;

4.26.2.          The Company has, and is in compliance with, all environmental permits, licenses, authorizations, consents, and approvals from any Governmental Authority necessary to lawfully conduct its business as presently conducted.

4.27.          Disclosure.  The representations and warranties of the Company in this Section 4 of the Agreement (including the Disclosure Schedules attached hereto) or in any certificate made or delivered in connection herewith at the Closing, are accurate, correct and complete in all material respects and neither this Agreement, the Disclosure Schedule the representations and warranties of the Seller Parties contained in this Section 4 of the Agreement, as qualified by the Disclosure Schedule, nor certificate to be furnished to Buyer at the Closing, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in view of the circumstances under which they were made. The Buyer has the right to rely fully upon the representations, warranties, covenants and agreements contained in this Section 4 of this Agreement (including, without limitation, any Schedule hereto) or in any certificate made or delivered in connection herewith at the Closing.

5.	REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Buyer Disclosure Schedules, Buyer represents and warrants to Seller Parties that:

5.1.             Corporate Existence and Power.

Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

5.2.             Authority.

5.2.1.           Buyer has all necessary power and authority to execute and deliver this Agreement and each document required hereby to be executed and delivered by Buyer at the Closing and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Buyer of this Agreement and each document required hereby to be executed and delivered by Buyer at the Closing and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action, and no other proceedings on the part of Buyer or DPW are necessary to authorize this Agreement or any document required hereby to be executed and delivered by Buyer at the Closing or to consummate the transactions contemplated hereby.

5.2.2.           This Agreement and each document required hereby to be executed and delivered by Buyer at the Closing have been duly and validly executed and delivered by Buyer, as the case may be and, assuming the due authorization, execution and delivery by the Seller Parties, constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles.

5.2.3.            No consent, approval, order, permit or authorization of, or registration, declaration or filing with, or notification to any Governmental Authority or other Person is required to be obtained by Buyer, or any of its respective Affiliates (including DPW) in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, except where the failure to submit or obtain the same would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.

5.3.          Noncontravention.  The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) conflict with or violate the Organizational Documents of Buyer, (ii) violate any Applicable Law in a material respect (iii) require any consent or other action by any Person under,  result in a breach of, constitute a default under, or give rise to any right of termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Buyer or to a loss of any benefit to which Buyer is entitled under any provision of any agreement or other instrument binding upon Buyer, or by which its properties, rights or assets are subject or bound in any material respect or (iv) result in the creation or imposition of any material Lien on any asset of Buyer.

5.4.          Financing.  Buyer will have immediately prior to the Closing, sufficient available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price and any other amounts to be paid by it hereunder.

5.5.          Purchase for Investment.  Buyer is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof.  Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.

5.6.          Inspection.  Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement. Buyer has had an opportunity to discuss the Company’s business, operations, management, financial affairs and the terms and conditions of the offering of the Shares with the Seller and Company’s management, and to ask questions of, and receive answers and additional information from the Seller and Company’s management in relation thereof, and it and its representatives have been permitted access to the books and records, facilities and personnel of the Company for purposes of conducting their due diligence investigation. Buyer acknowledges that Seller Parties make no representation or warranty with respect to any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or the future business and operations of the Company.

5.7.          Litigation.  There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer threatened against or affecting, Buyer before any arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

5.8.          Finders’ Fees.  There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

5.9.          No Public Market.  The Buyer understands that no public market now exists for the Shares.

5.10.        Seller Parties’ Representations. The representations and warranties in Section 4 above or in the certificates delivered to Buyer at the Closing pursuant to Section 3, are the only warranties or representations of any kind given by or on behalf of Seller Parties on which the Buyer may rely in entering into this Agreement, and Seller Parties do not make any express or implied representation or warranty, and each of the Seller Parties hereby disclaims any such representation or warranty with respect to the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

6.	CERTAIN COVENANTS

6.1.          Covenants of Seller Parties. Seller Parties agrees that:

6.1.1.            Conduct of the Company.  From the date hereof until the Closing Date, the Company shall, and Seller Parties shall cause the Company, to use its best efforts to conduct its businesses in the ordinary course consistent with past practice and in compliance with all material respects of all Applicable Law and to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers, employees and consultants, and the Company and the Seller Parties will promptly notify the Buyers of any action or event to the contrary. If any action or event not in the ordinary course of business occurs, the Company shall, and Seller Parties shall cause the Company, to, with respect to such action or event, (a) give Buyer, its counsel, financial advisors, auditors and other authorized representatives subject to confidentiality provisions herein, reasonable access to books and records of the Company relating to such action or event and (b) furnish, and will cause the Company to furnish, to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Company as such Persons may reasonably request. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, Seller Parties will not permit the Company, without the Buyer’s prior consent to:

6.1.1.1.          amend or otherwise make any change to the Company's Organizational Documents;

6.1.1.2.          issue, sell pledge, assign, transfer or otherwise dispose of or make subject to any Lien or enter into any agreements in respect of, any equity security to any of its shareholders or any Person;

6.1.1.3.          mortgage, pledge or subject to any Lien any of its assets, properties or rights;

6.1.1.4.          merge or consolidate with any other Person or acquire a material amount of assets from any other Person;

6.1.1.5.          enter into any Contract with a labor union or collective bargaining agreement;

6.1.1.6.          fail to pay accounts payable and other liabilities or obligations in the ordinary course of business consistent with past practices;

6.1.1.7.          modify the payment terms or payment schedule of any receivables other than in the ordinary course of business consistent with past practices, accelerate the collection of receivables or sell, securitize, factor or otherwise transfer any accounts receivable;

6.1.1.8.          incur any Financial Indebtedness or other liabilities or obligations outside of the ordinary course of business consistent with past practices;

6.1.1.9.          commence, settle or compromise any action, suit, proceeding, litigation, claim, arbitration or investigation;

6.1.1.10.        (i) increase the compensation payable or to become payable to any of its directors, officers, consultants or employees outside of the ordinary course of business consistent with past practices; (ii) make any loan, advance or capital contribution to, or grant any bonus, severance or termination pay to, or terminate, enter into or amend any employment, severance or similar Contract with any of its directors, officers or other employees, other than in the ordinary course of business consistent with past practices; (iii) establish, adopt, enter into, amend, terminate or otherwise change the coverage or benefits available under any Company benefit plan for the benefit of any of its current or former directors, officers or employees; (iv) pay or otherwise grant any unusual or extraordinary benefit or other unusual or extraordinary direct or indirect compensation to any Person; or (v) change any actuarial assumption or other assumption used to calculate funding obligations with respect to any pension or retirement plan or change the manner in which contributions to any such plan are made or the basis on which such contributions are determined;

6.1.1.11.        enter into any Interested Party transaction;

6.1.1.12.        hire any officer or other employee with a rank of VP or higher;

6.1.1.13.         sell, lease, license or otherwise dispose of any material assets or property except (a) pursuant to existing contracts or commitments or (b) otherwise in the ordinary course consistent with past practice; or

6.1.1.14.        Declare and/or pay any dividends to the shareholders of the Company;

6.1.1.15.        agree or commit to do any of the foregoing.

6.1.2.            Directors and Officers Insurance. The Seller or Parent shall purchase and shall pay all related premiums, prior to or concurrent with the Closing, a prepaid directors’ and officers’ liability insurance policy or policies (i.e., “tail coverage”) for acts or omissions of the directors and officers of the Company occurring prior to the Closing Date that will remain in effect for a period of seven (7) years after the Closing Date, the material terms of which, including coverage and amount, are comparable to those of the Company’s current directors’ and officers’ liability insurance policy (copies of which have been delivered by the Seller to Buyer and its representatives prior to the date hereof).  Buyer shall cooperate in good faith with the former directors and officers of the Company to use the tail coverage with respect to claims relating to acts or omissions occurring prior to the Closing Date.

6.1.3.            Related Party Agreements. Except for the consulting agreement pursuant to Section 3.2.3.1 on the Closing Date, the Seller shall have (a) terminated all Contracts between the Seller or its Affiliates (other than the Company) or director or officer of any of the foregoing, on the one part, and the Company, on the other part (all such Contracts to be terminated, the “Related Party Agreements”) and (b) delivered releases executed by such Persons with whom the Company has terminated such Contracts pursuant to this Section 6.1.3 providing that such Related Party Agreement has been terminated and is of no further force and effect and no further payments are due, or may become due, and that neither Company nor Buyer has any liability or obligation, under or in respect of any such terminated Contracts.

6.1.4.            Execution of IP Assignments.  From the date hereof until the Closing Date, the Company shall use its reasonable efforts, and the Seller Parties shall cause the Company, to use its reasonable efforts to have the Company’s current employees engaged in the development of Company’s Intellectual Property execute a proprietary information, confidentiality and assignment agreement substantially in the form attached hereto as Exhibit 6.1.4. The foregoing notwithstanding, the Company shall and the Seller Parties shall cause the Company to have the Company's directors execute the aforementioned proprietary information, confidentiality and assignment agreement.

6.1.5.             Non-Competition and Non-Solicitation.

6.1.5.1.          Each of the Seller Parties, on behalf of itself and its Affiliates, agrees that until the lapse of the later of (i) the termination of the consulting agreement; and (ii) three (3) years commencing from the Closing Date (the “Non-Compete Period”), the Seller Parties shall not, anywhere in the State of Israel or in the United States, directly or indirectly, as an agent, consultant, advisor, independent contractor, general partner, officer, director, stockholder, investor, lender or guarantor of any corporation, partnership or other entity, or in any other capacity (i) engage in the Company Business; (ii) participate in or facilitate the financing, operation, management or control of, any firm, partnership, corporation, entity or business which is competitive to the Company Business; or (iii) approach, contact or solicit any of the Company’s customers in connection with a business which is competitive to the Company Business, all other than passive ownership of no more than five percent (5%) of the outstanding voting shares of a publicly traded company.

6.1.5.2.          Non-Solicitation. Each of the Seller Parties, on behalf of itself and its Affiliates, agrees that until the lapse of the Non-Compete Period they shall not directly or indirectly, personally or through others, encourage, induce or solicit (on their own behalf or on behalf of any other Person) any individual who (i) is or was an employee of the Company on the Closing Date or during the 6 months period prior to the Closing Date, and (ii) remains or becomes an employee of the Company upon the Closing or at any time during the Non-Compete Period, to leave his or her employment with the Company.

6.1.5.3.          If the foregoing provisions of non-competition and non-solicitation shall be held for any reason invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, provided, however, that if the provision is held invalid, illegal or unenforceable due to the length of the Non-Compete Period or due to the geographical scope of the restriction and if such holding would be reversed had the Non-Compete Period been for a shorter period of time or the geographical scope been reduced, the Non-Compete Period will be reduced to the longest period of time that would allow a reversal of such holding and the geographical scope will be reduced to the largest scope that would allow a reversal of such holding and the Parties will continue to perform this Section as before in all other respects. Seller Parties acknowledge that Buyer may be irreparably harmed by any breach of this Section and that there would be no adequate monetary remedy at law or in damages to compensate Buyer for any such breach. Seller agrees that Buyer shall be entitled to injunctive relief requiring specific performance by each of the Seller Parties and/or any of its Affiliates of this Section.

6.1.6.          Change of Name. As of the Closing Date, each of the Seller Parties and each of its Affiliates that is located in Israel or in the United States or that does business in Israel or in the United States shall change its name to a name that is not similar to “Enertec”, shall register the name changes with the Israeli Registrar of Companies and any equivalent bodies of any foreign Governmental Entity, and shall entirely cease any and all use of the name “Enertec” in the State of Israel and in the United States.  From and after the Closing Date, the Seller Parties and their Affiliates shall be prohibited from conducting business in or relating to the State of Israel and to the United States with the use of the name “Enertec” or any similar name. All trademarks registered in Israel by the Seller Parties or the Company or any Affiliate of the foregoing with the name “Enertec” and the domain name www.enertec.co.il  and the “Enertec” logo shall be irrevocably assigned to the Company at Closing.

6.1.7.          General Release and Waiver. Subject to Closing, each of the Company and the Seller Parties and each of its Affiliates, directors, officers and employees, upon the Closing, shall be deemed to have, and hereby do, unconditionally and irrevocably, release and forever discharge the Buyer and any Affiliate of Buyer, including their respective officers, directors and employees, and Company (the “Released Parties”), from (i) any and all obligations or duties the Company might have to each of the Seller Parties and each of their Affiliates, directors, officers and employees in connection with any events or circumstances occurring prior to the Closing and (ii) any and all claims and actions of liability, whether legal or equitable, of every kind and nature, which each of the Company and/or the Seller Parties and each of Seller Parties’ Affiliates, directors, officers and employees ever had, now has or may claim against the Released Parties, in each case arising out of facts or circumstances occurring at any time on or prior to the date hereof (the “Released Claims”). The Released Claims shall exclude claims, liabilities, obligations and duties (i) of the Buyer under this Agreement or any agreement entered pursuant hereto, and/or (ii) under any existing director and officer indemnification agreement, and/or (iii) any on-going payments due to the Seller Parties or each of their Affiliates pursuant to the existing arrangement as set forth in Schedule 4.5 and 4.10 not yet paid. The Released Claims include all other claims and actions arising out of facts or circumstances occurring at any time on or prior to the Closing even if the claims and their existence are unknown or not suspected, and even if knowledge of those claims would have affected the acceptance of this general release.

6.1.8.          Notices of Certain Events.  Seller Parties shall promptly notify Buyer of:

6.1.8.1.          any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

6.1.8.2.          any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

6.1.8.3.          any actions, suits, claims, investigations or proceedings commenced relating to Seller Parties or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.15.

6.2.          Covenants of Buyer.  Buyer agrees that:

6.2.1.            Confidentiality.  Prior to the Closing Date and after any termination of this Agreement, Buyer and its Affiliates will hold, and will cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Company furnished to Buyer or its Affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Buyer, or (ii) in the public domain through no fault of Buyer, and/or its Affiliates, their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents; provided that Buyer may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such Persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially.  Buyer shall be responsible for any failure to treat such information confidentially by such Persons.  The obligation of Buyer and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.  If this Agreement is terminated, Buyer and its Affiliates will, and will cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Seller, upon request, all documents and other materials, and all copies thereof, obtained by Buyer or its Affiliates or on their behalf from Seller or the Company in connection with this Agreement that are subject to such confidence. Notwithstanding the foregoing, Buyer may disclose the terms of this Agreement and related documents in any SEC document if required to be filed under the rules of either the Securities Act or Exchange Act rules or NYSE American listing rules, provided that such publication/disclosure is in reliance on the advice of counsel concluding that said publication is necessary, and to the extent necessary. Any press release by Buyer shall be coordinated in advance with Seller Parties.

6.2.2.            Buyer will cause the Company, on and after the Closing Date, to afford to Seller Parties and its agents reasonable access to Company properties, books, records, employees and auditors to the extent necessary to permit Seller Parties to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the Closing Date; provided that any such access by Seller Parties shall not unreasonably interfere with the conduct of the business of Buyer or the Company.  Seller Parties will hold, and will use its best efforts to cause their officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Applicable Law, all confidential documents and information concerning the Company or provided to it pursuant to this Section.

6.2.3.            Buyer Financing.  Buyer shall use its best efforts to take all actions necessary to obtain such amounts of cash as required to make all payments to Seller as required under this Agreement and to otherwise consummate the transactions contemplated hereby (the “Required Financing”).  It is understood and acknowledged that the Required Financing may be obtained from the working capital of Buyer, pursuant to the issuance of debt or equity securities of Buyer to one or more third parties (whether privately or through the public equity or debt markets), through drawdowns of existing lines of credit held by Buyer or through a combination of any of the foregoing.  The terms and conditions of any Required Financing will be at the sole discretion of Buyer.  Nothing contained in this Agreement, including in this Section 6.2.2, shall be deemed to, nor shall it, make the consummation of the Required Financing by Buyer a condition to Buyer’s obligations to consummate the transactions contemplated hereby.

6.2.4.            Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege.

6.2.4.1.          Buyer waives and will not assert, and agrees to cause the Company to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of any Seller, shareholder, officer, employee or director of Company (any such Person, a “Designated Person”) in any matter involving this Agreement or any other agreements or transactions contemplated thereby, by any legal counsel currently representing the Company in connection with this Agreement or any other agreements or transactions contemplated thereby (the “Current Representation”).

6.2.4.2.          Buyer waives and will not assert, and agrees to cause the Company to waive and to not assert, any attorney-client privilege with respect to any communication between any legal counsel and any Designated Person occurring during the Current Representation in connection with any Post-Closing Representation, including in connection with a dispute with Buyer, and following the Closing, with the Company, it being the intention of the Parties that all such rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by the Seller; provided that the foregoing waiver and acknowledgement of retention shall not extend to any communication not involving this Agreement or any other agreements or transactions contemplated thereby, or to communications with any Person other than the Designated Persons and their advisers.

6.3.          Covenants of Buyer and Seller Parties. Buyer and Seller Parties agree that:

6.3.1.          Further Assurances.  Subject to the terms and conditions of this Agreement, Buyer and Seller Parties will use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law to consummate the transactions contemplated by this Agreement.  Seller Parties and Buyer agree, and Seller Parties, prior to the Closing, and Buyer, after the Closing, to cause the Company, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

6.3.2.          Certain Filings.  Seller Parties and Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

6.3.3.          Public Announcements.  The Parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public announcements the making of which may be required by Applicable Law or any listing agreement with any national securities exchange (provided however that any publication relating to the financial condition of the Company or results of operations of the Company in respect of the period prior to Closing, shall be coordinated in advance between the Parties), will not issue any such press release or make any such public statement prior to such consultation.

6.3.4.          Intercompany Accounts.  All intercompany accounts, Financial Indebtedness or other liabilities or obligations between each of the Seller Parties or its Affiliates, on the one hand, and the Company, on the other hand  (the “Intercompany Accounts”), as of the Closing shall be settled or waived (irrespective of the terms of payment of such Intercompany Accounts) in the manner provided in this Section.  At least two Business Days prior to the Closing, Seller shall prepare and deliver to Buyer a statement setting out in reasonable detail the calculation of all such Intercompany Accounts balances based upon the latest available financial information as of such date and, to the extent requested by Buyer, provide Buyer with supporting documentation to verify the underlying Intercompany Accounts.  All such Intercompany Accounts balances shall be paid and in any event deemed waived by Seller Parties in full on or prior to the Closing.

7.	TAX MATTERS

7.1.          Straddle Period.  All Tax Returns of the Company for any Tax period ending on or before the Closing Date (the “Pre-Closing Tax Period”) and any Straddle Period, to the extent filed or required to be filed after the Closing Date, shall be prepared and filed (or caused to be filed) by Buyer.  With respect to any such Tax Return relating to income Taxes (or other taxes based on income), (a) Buyer will prepare (or cause to be prepared) such returns consistent with past practice, except as required by Applicable Law and (b) Buyer shall provide Seller Parties with a copy of such return prior to the filing thereof, and Seller Parties shall have a reasonable opportunity (for a period of not less than twenty (20) days) to review and comment on such return prior to filing.  In any case of a taxable period which includes the Closing Date (but does not end on that day) (a “Straddle Period”), the Taxes, if any, attributable to a Straddle Period shall be allocated (a) to the Seller Parties for the period up to and including the close of business on the Closing Date and (b) to Buyer for the period subsequent to the Closing Date (the “Post-Closing Tax Period”).  For purposes of such allocation, the amount of (i) any Taxes based on or measured by income, receipts or payroll (other than payroll that is accrued but unpaid as of the Closing Date) and (ii) any withholding Taxes to the extent not withheld from amounts paid, shall in each case be allocated based on an interim closing of the books of the Company as of the close of business on the Closing Date, provided that any transaction (other than the transactions contemplated by this Agreement) that occurs on the Closing Date and after the Closing that is not in the ordinary course of business and is undertaken at the direction of Buyer shall be included in the Post-Closing Tax Period.  The amount of other Taxes of the Company shall be apportioned to the Seller Parties based on the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the portion of the taxable period up to and including the Closing Date, and the denominator of which is the number of days in such Straddle Period.

7.2.          Cooperation on Tax Matters.  Buyer and the Sellers Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with any Tax matters with respect to Buyer, the Seller Parties and/or the Company, including any such matters relating to the preparation and filing of any Tax Return, amended Tax Return or claim for refund, determining a Tax liability or participating in or conducting any Tax Proceeding.  All refunds for Taxes for all Pre-Closing Tax Periods and any portion of the Straddle Period ending on the Closing Date shall be paid to Seller Parties net of costs and expenses of obtaining such refund (and only to the extent such amount is not attributable to a tax attribute arising after the Closing Date) after receipt from the Seller Parties of an undertaking that the Seller Parties shall return such amounts (together with interest and penalties imposed by the applicable Tax Authority) that may be subsequently claimed by the Tax Authority paying such refund.  Buyer and the Company shall not file any amended Tax Return that will increase the Sellers Parties’ liability for Taxes or for indemnification under this Agreement, without the written consent of the Seller Parties, which consent shall not be unreasonably withheld.

8.	CONDITIONS TO CLOSING

8.1.          Conditions to Obligation of Buyer.  The obligation of Buyer to consummate the Closing is subject to the satisfaction, or, to the extent permitted by Applicable Law, waiver by Buyer, of each of the following conditions:

8.1.1.          No provision of any Applicable Law shall prohibit the consummation of the Closing.

8.1.2.          The representations and warranties of the Company and the Seller Parties contained in Section 4 shall be true and correct in all material respects as of the Closing Date, as if made at and as of such date.

8.1.3.          Seller Parties have obtained a Valid Certificate or Paying Agent holds a certificate or ruling issued by the ITA in form and substance reasonably acceptable to the Buyer, which is sufficient to enable to conclude that no withholding of Israeli Tax is required with respect to the payment of the Purchase Price to Paying Agent and specifically imposes the exclusive liability on the Paying Agent for any withholding obligation with respect to the Purchase Price (“Paying Agent Certificate”).

8.1.4.          Each of the Company and the Seller Parties shall have performed and complied, in all material respects, with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company and/or the Seller Parties on or before the Closing Date.

8.1.5.          All corporate, governmental, regulatory and other approvals, consents and/or waivers necessary lawfully to effect the transfer of the Shares, or otherwise to consummate the transaction contemplated hereunder, to be obtained by the Company and the Seller Parties, including the approvals of the Board of Directors and the general meeting of the Company, all as provided in Exhibit 8.1.5 hereto, shall have been obtained, and a copy thereof shall have been transferred to the Buyer at Closing, in each case in form and substance reasonably satisfactory to Buyer, and no such consent, authorization or approval shall have been revoked.

8.1.6.          There shall not have been threatened, instituted or pending any lawsuit, litigation, claims, investigations or other proceedings by any third party which purports to prevent the transaction contemplated hereunder;

8.1.7.          There shall have been no outstanding Lien on any assets of the Company (other than the Permitted Liens).

8.1.8.          No Material Adverse Effect shall have occurred from the date hereof to the Closing Date;

8.1.9.          The Company shall not be precluded from registering in its Share Registry the transfer of all the Shares held by the Seller to the Buyer in accordance with the Israeli Companies Law of 5759-1999 and its Organizational Documents.

8.1.10.         The Company shall have taken care of the items listed on Exhibit 8.1.10 hereto, in a reasonable form and substance.

8.2.          Conditions to Obligation of Seller Parties.  The obligation of Seller Parties to consummate the Closing is subject to the satisfaction, or, to the extent permitted by Applicable Law, waiver by Seller Parties, of the following further conditions:

8.2.1.          No provision of any Applicable Law shall prohibit the consummation of the Closing.

8.2.2.          The representations and warranties of the Buyer contained in Section 5 shall be true and correct in all material respects as of the Closing Date, as if made at and as of such date.

8.2.3.          Buyer shall have performed and complied, in all material respects, with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by Buyer on or before the Closing Date.

8.2.4.          All actions by or in respect of or filings with, and all authorizations, approvals or permits, if any, of, any Governmental Authority that are required in connection with the consummation of the Closing shall have been taken, made or obtained and effective as of the Closing Date, in each case in form and substance reasonably satisfactory to Seller Parties, and no such consent, authorization or approval shall have been revoked.

8.2.5.          All consents and approvals of the banks identified on Exhibit 8.2.5 shall have been obtained, in a manner reasonably satisfactory in form and substance to Seller Parties, and no such consent, approval, order or authorization shall have been revoked;

8.2.5.1.          there shall not have been threatened, instituted or pending any lawsuit, litigation, claims, investigations or other proceedings by any third party which purports to prevent the transaction contemplated hereunder.

8.3.          Each Party shall not (i) take any action that would make any of its representations or warranties contained in this Agreement untrue or incorrect or otherwise prevent such Party from performing its covenants hereunder or (ii) omit to take any action necessary to prevent any such representation or warranty from being untrue or incorrect or otherwise prevent such Party from performing, or cause the Seller Parties or the Company not to perform, its covenants hereunder.

9.	SURVIVAL; INDEMNIFICATION

9.1.          Survival.

9.1.1.          Representations and Warranties. Seller’s representations and warranties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith, shall survive the Closing and continue in effect until the lapse of twenty (20) months of the Closing Date; provided that the representations and warranties contained in (a) Section 4.1.1 and 4.1.2 (Corporate Existence and Power), 4.2 (Corporate Authorization), 4.4 (Capitalization), Section 4.6 (Subsidiaries), and Section 4.20 (Finders’ Fees in respect of the Company only) (collectively, the “Seller’s Fundamental Representations”) shall survive the Closing and remain in full force and effect until the expiration of the applicable statute of limitation, (b) Section 4.18 (Intellectual Property) shall survive the Closing and continue in effect until the date that is twenty four (24) months after the Closing Date, and (c) Section 4.12 (Tax) and Section 4.22 (Employees)  shall survive the Closing and continue in effect until the date that is thirty six (36) months after the Closing Date (the “Claims Period”). The representations and warranties of the Buyer contained in this Agreement shall survive the Closing and remain in full force and effect until twenty four (24) months after the Closing Date, provided that the representations and warranties contained in (a) Sections 5.1 (Corporate Existence and Power), 5.2 (Authority), 5.6 (Inspection), and 5.10 (Seller Parties’ Representations) (collectively, the “Buyer’s Fundamental Representations”) shall survive the Closing and remain in full force and effect until the expiration of the applicable statute of limitation, and (b) the representations and warranties contained in Section 5.4 (Financing) shall terminate at Closing. Except in the case of fraud or willful misrepresentation, the Seller Parties shall not have any liability with respect to any such representation and warranty unless a detailed written notice of an indemnity claim is given pursuant to this Agreement prior to the expiration of the Claims Period for such representation and warranty and, other than with respect to claims originated by third parties (subject however to the provisions of Section 9.3 below), a claim in relation to the subject matter of such notice has been filed by Buyer with a competent court within no later than 180 days following the expiration of the Claims Period for such representation and warranty, in which case such representation and warranty shall survive as to that claim until the claim has been finally resolved and paid (if applicable).

9.1.2.           Covenants and Obligations.  All covenants and obligations contained herein or in any document or certificate delivered hereunder in connection with the transactions contemplated hereby shall survive the Closing and continue in full force until performed in accordance with their terms.

9.2.          Indemnification.

9.2.1.          Effective at and after the Closing and subject to the terms and conditions of this Agreement, Seller Parties, jointly and severally, shall indemnify Buyer and its officers and directors (the “Buyer Indemnified Parties”) against, and agrees to hold each of them harmless from, any and all  losses, damages, awards, fines, penalties, claims, expenses, fees, liabilities, obligations, judgments, out of pocket costs and amounts paid in settlement approved by Seller Parties in accordance with the procedure Section 9.3 (including reasonable fees and expenses of counsel and reasonable expenses of investigation) (“Losses”) actually suffered by Buyer Indemnified Parties or by the Company as a result of (i) any misrepresentation or breach of representation or warranty (in each case, for purposes of determining the amount of Losses such representation or warranty would read if all qualifications as to materiality, including each reference to the defined term Material Adverse Effect, were deleted therefrom) (each such misrepresentation and breach of representation or warranty a “Warranty Breach”), or (ii) breach of covenant or agreement made or to be performed by Seller Parties pursuant to this Agreement, or (iii) any claims by any directors of the Company for indemnification from the Company with respect to the period prior to Closing; provided that with respect to indemnification by Seller for Warranty Breaches pursuant to this Section, except in with respect to the Seller’s Fundamental Representations, (a) Seller Parties shall not be liable unless the aggregate amount of Losses with respect to such Warranty Breaches exceeds US$120,000 and if so exceeds then the Seller Parties shall be liable from US$ 60,000 and beyond, and (b) Seller Parties’ maximum liability for all such Warranty Breaches shall not exceed the Indemnification Escrow Amount. The Buyer shall be entitled to satisfy any claims for indemnification from the Indemnification Escrow Amount, subject to the terms and conditions of the Escrow Agreement.

9.2.2.          Effective at and after the Closing and subject to the terms and conditions of this Agreement, Buyer shall indemnify Seller Parties and their respective officers and directors (the “Seller Indemnified Parties”) against, and agrees to hold each of them harmless from, any and all Losses actually suffered by Seller Indemnified Parties arising out of any Warranty Breach or breach of covenant or agreement made or to be performed by Buyer pursuant to this Agreement; provided that with respect to indemnification by Buyer for Warranty Breaches pursuant to this Section, except in with respect to the Buyer’s Fundamental Representations (a)  Buyer shall not be liable unless the aggregate amount of Losses with respect to such Warranty Breaches exceeds US$ 120,000 and if so exceeds then the Buyer shall be liable from US$ 60,000 and beyond, and (b) Buyer’s maximum liability for all such Warranty Breaches shall not exceed 10% of the Purchase Price.

9.2.3.          Any limitation of liability or limitation of period shall not apply in the event of fraud or willful misrepresentation or willful misconduct.

9.3.          Third Party Claim Procedures.

9.3.1.          The Party seeking indemnification under Section 9.2 (the “Indemnified Party”) agrees to give prompt notice in writing to the Party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (“Third Party Claim”) in respect of which indemnity may be sought under such Section.  Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification including a copy of the written notice/suit received by the Indemnified Party asserting or commencing such Third Party Claim (taking into account the information then available to the Indemnified Party).  The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party.

9.3.2.          The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense.

9.3.3.          If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 9.3, (a) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim, if the settlement does not release the Indemnified Party from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party, and (b) the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose.  The fees and expenses of such separate counsel shall be paid by the Indemnified Party.

9.3.4.          Each Party shall cooperate, and cause their respective affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

9.4.          Direct Claim Procedures.  In the event an Indemnified Party has a claim for indemnity under Section  9.2 against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party.  Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party).  The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually prejudiced the Indemnifying Party.  If the Indemnifying Party has disputed its indemnity obligation for any Losses with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations within thirty (30) days after notice of such notice was given to the Indemnifying Party, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 11.5.

9.5.          Calculation of Losses.

9.5.1.          The amount of any Losses payable under Section 9.2 by the Indemnifying Party shall be net of any (a) amounts recovered (and subject to Indemnified Party obligations pursuant to Section 9.5.4) by the Indemnified Party under applicable insurance policies (less the amount of any premium paid) or from any other Person alleged to be responsible therefor and (b) Tax benefit realized by the Indemnified Party arising from the incurrence or payment of any such Losses.  In computing the amount of any such Tax benefit, the Indemnified Party shall be deemed to fully utilize, at the highest marginal tax rate then in effect, all Tax items arising from the incurrence or payment of any indemnified Losses.  If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount, including any premium paid.

9.5.2.          The Indemnifying Party shall not be liable under Section 9.2 for any (a) Losses relating to any matter to the extent that (A) there is included in the Financial Statements a specific liability or reserve relating to such matter or (B) the Indemnified Party had otherwise been compensated for such matter pursuant to the Purchase Price adjustment hereunder.

9.5.3.          An Indemnified Party shall not be entitled to recover Losses or obtain payment, reimbursement, restitution or indemnity more than once in respect of any Loss, breach or other set of circumstances which gives rise to more than one Claim.

9.5.4.          Each Indemnified Party must mitigate in accordance with Applicable Law any loss for which such Indemnified Party seeks indemnification under this Agreement, including by enforcement of its rights under any applicable insurance policies.  If such Indemnified Party mitigates its loss after the Indemnifying Party has paid the Indemnified Party under any indemnification provision of this Agreement in respect of that loss, the Indemnified Party must notify the Indemnifying Party and pay to the Indemnifying Party the extent of the value of the benefit to the Indemnified Party of that mitigation (less the Indemnified Party’s reasonable costs of mitigation) within two Business Days after the benefit is received.

9.5.5.          Adjustment to Purchase Price.  Buyer and Seller agree to treat any indemnity payment made pursuant to this Section 9.2 as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes, except as otherwise required by Applicable Law.

9.5.6.          Each Indemnified Party shall use reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Losses payable under Section 9.2.

9.6.          Assignment of Claims.  If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses pursuant to Section 9.2 and the Indemnified Party could have recovered all or a part of such Losses from a third party (a “Potential Contributor”) based on the underlying Claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.

9.7.          Exclusivity. Notwithstanding anything to the contrary, all remedies whatsoever sought by Buyer Indemnified Parties, their affiliates, the Company or anyone acting to their behalf in connection with this Agreement and under any law, whether in contracts, torts, restitution or otherwise, shall be subject to the limitations in Section 9.2. Indemnification under Section 9.2 shall be the sole and exclusive remedy of the Indemnified Parties, their affiliates, the Company or anyone acting to their behalf for a breach of the representations, warranties, covenants and agreements in this Agreement and the Indemnified Parties shall not be entitled to any further remedies in respect thereof under Applicable Law or otherwise, all of which Indemnified Parties hereby waives, provided (i) that Indemnified Party shall be entitled to seek specific performance and other equitable remedies (ii) nothing set forth in this Agreement shall limit the rights, remedies and claims of the Indemnified Party with respect to any fraud or willful misconduct by any Indemnifying Party. Without derogating from the generality of the forgoing and other than in the event of fraud or willful misconduct, Buyer, on behalf of itself and Buyer Indemnified Parties, their affiliates, the Company (to the maximum extent permitted by law), its directors, officers, employees and/or anyone acting on their behalf, hereby unconditionally and irrevocably waives any demand and/or claim of any kind whatsoever they may have against any officers or directors of Seller Parties and the Company with respect to the period prior to Closing, regardless of the form of action, whether in contract, tort (including but not limited to negligence) or otherwise, including claims for breach of duty, provided that any claims by the Company that are not permitted by law to be waived, shall be subject to all limitations under this Section 9.

10.	TERMINATION

10.1.        Grounds for Termination.  This Agreement may be terminated at any time prior to the Closing:

10.1.1.          by mutual written agreement of Seller Parties and Buyer;

10.1.2.          by either Seller Party or Buyer if the Closing shall not have been consummated on or before the later of (i) 60 days following Effective Date and (ii) 15 days of the date that the Company delivered to the Buyer the 2017 Statements (the “End Date”) (subject however to the automatic extension, if applicable, as set forth in Section 2.3 above, provided, however, that the right to terminate this Agreement under this Section 10.1.2 shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the consummation of the Closing on or before such date and such action or failure to act constitutes a material breach of this Agreement;

10.1.3.          by either Seller Party or Buyer if any Applicable Law irrevocably prohibits or makes the consummation of the transactions illegal, or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction;

10.1.4.          by Buyer, if there has been a material breach of any of the representations, warranties or covenants of Seller Parties contained in this Agreement, which breach has not been cured within fifteen (15) days after the receipt of written notice of the breach from Buyer;

10.1.5.          by the Buyer, if a Material Adverse Effect shall have occurred after the date hereof;

10.1.6.          by a Seller Party, if there has been a material breach of any of Buyer’s representations, warranties or covenants contained in this Agreement, and which material breach has not been cured or cannot be cured within fifteen (15) days after the receipt of written notice of breach from Seller Party.

The party desiring to terminate this Agreement pursuant to Sections 10.1.2 - 10.1.6 shall give notice of such termination to the other Party, specifying the provision or provisions hereof pursuant to which such termination is being effected.

10.2.         Effect of Termination.  If this Agreement is terminated as permitted by Section 10.1, such termination shall be without liability of either Party (or any stockholder, director, officer, employee, agent, consultant or representative of such Party) to the other Parties to this Agreement; provided that if such termination shall result from the (i) failure of either Party to fulfill a condition to the performance of the obligations of the other Party, (ii) failure to perform a covenant of this Agreement or (iii) material breach by either Party of any representation or warranty or agreement contained herein, such Party shall be fully liable for any and all Losses incurred or suffered by the other Party as a result of such failure or breach, excluding however any indirect, special, consequential or punitive Losses, such as loss of profits, loss of revenue, loss of a business opportunity or loss of goodwill.  The provisions of Sections 1 (Definitions and Interpretations), 9 (Indemnification, except 9.1), which shall apply, mutatis mutandis, 10 (Termination) and 11 (Miscellaneous) shall survive any termination hereof.

10.3.        Buyer Termination Fee.

10.3.1.           Buyer shall pay to Seller and/or Parent, as shall be instructed in writing by Parent,  a termination fee in an amount of US$ 300,000 (the “Buyer Termination Fee”) if this Agreement is terminated by Buyer or a Seller Party:

10.3.1.1.          pursuant to Section 10.1.6; or

10.3.1.2.          pursuant to Section 10.1.2 and (a) all of the conditions set forth in Section 8.1 have been satisfied, and (b) Buyer shall have failed to consummate the Closing by the End Date.

10.3.2.          Buyer shall pay to Seller the Buyer Termination Fee by wire transfer of same-day funds within two (2) Business Days following the date of termination of this Agreement, in accordance with the terms and conditions of the Escrow Agreement.  Buyer acknowledges and agrees that the agreements contained in this Section 10.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Seller Parties would not have entered into this Agreement; accordingly, if Buyer fails to promptly pay the Buyer Termination Fee when due pursuant to this Section 10.3, and in order to obtain such payment Seller makes a claim against Buyer that results in an order against Buyer, then in such case, Buyer shall pay to Seller Parties the Buyer Termination Fee and all of Seller Parties’ costs and expenses (including attorneys’ fees and expenses) in connection with such claim, together with interest on the full amount of the Buyer Termination Fee from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.  Buyer acknowledges that the Buyer Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Seller as sole and exclusive remedy (if collected by Seller, and other than in the event of fraud or willful misconduct), in the circumstances in which such fee is due and payable, for the efforts and resources expended, for the damages that will be suffered by Seller Parties and their respective businesses as a result of the termination of this Agreement and for the opportunities forgone by Seller Parties while negotiating this Agreement and in the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

10.3.3.          In the event that any of the conditions set forth in Section 8.1 have not been satisfied within the applicable timeframes (other than non-fulfillment due to a material breach of any of Buyer’s representations, warranties or covenants contained in this Agreement), without derogating from any remedy entitled to under this Agreement and under applicable law, Seller Parties shall not be entitled to the Buyer Termination Fee, and the Buyer and Seller Parties shall then immediately jointly instruct in writing the Escrow Agent to immediately release the Buyer Termination Fee to the Buyer in accordance with the provisions of the Escrow Agreement.

11.	MISCELLANEOUS

11.1.          Notices.  All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Buyer, to:

Coolisys Technologies Inc.
 48430 Lakeview Blvd.
Fremont, CA  94538
USA
Attention: Mr. Amos Kohn
Amos Kohn
President & CEO
E-mail: AKohn@coolisys.com

with a copy to:

Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., Law Offices
One Azrieli Center
Tel-Aviv 67021, Israel
Facsimile:  (972-3) -607-4566
Attn: Sharon Kadosh, Adv.
E-mail: sharonka@gkh-law.com

if to Seller Parties, to:

Enertec Management Ltd.
60 Tom Lantus Avenue
Netanya Israel
 Attention: David Lucatz
Facsimile No.: 09-9548827
E-mail: david@micronet-enertec.com

with a copy to:

Naschitz, Brandes & Co., Advocates
5 Tuval Street
Tel Aviv 67897 Israel
Attention:  Guy Eyal
Facsimile:  972-3-6235106
E-mail:  geyal@nblaw.com

or such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

11.2.          Amendments and Waivers.

  11.2.1.          Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective.

  11.2.2.          No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

11.3.          Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be paid by the Party incurring such cost or expense.

11.4.          Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Parties hereto.

11.5.          Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without regard to the conflict of law provisions thereof.  The Parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of courts in Tel-Aviv in respect of any matter arising in connection with this Agreement.

11.6.          Counterparts; Effectiveness; Third Party Beneficiaries.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purpose.  This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Parties.  Until and unless each Party has received a counterpart hereof signed by the other Parties, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the Parties hereto and their respective successors and permitted assigns.

11.7.          Entire Agreement. This Agreement and the Schedules and exhibits hereto constitute the full and entire understanding and agreement between the Parties with regard to the subject matters hereof and thereof and any other written or oral agreement relating to the subject matter hereof existing between the Parties are expressly canceled, including the LOI executed between Parent and Buyer dated July 11, 2017 (as amended).  Previous drafts shall not be used for interpretation of this Agreement.

11.8.          Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, hen such provision shall be excluded from this Agreement and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

11.9.          Disclosure Schedules.  Seller Parties have set forth information on the Disclosure Schedule in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of a Schedule need not be set forth in any other section so long as its relevance to such other section of the Schedule or section of the Agreement is reasonably apparent on the face of the information disclosed therein and such matter will be deemed to have been appropriately disclosed against or qualified for in each such other section of the Disclosure Schedule, representation and warranty notwithstanding the presence or absence of any cross-reference made in or to any section of the Disclosure Schedule, representation or warranty.  The Parties acknowledge and agree that (a) the Schedules to this Agreement may include certain items and information solely for informational purposes for the convenience of Buyer and (b) the disclosure by Seller Parties of any matter in the Schedules shall not be deemed to constitute an acknowledgment by Seller Parties that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.

11.10.        Specific Performance.  The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof or otherwise are breached. Therefore, notwithstanding anything to the contrary set forth in this Agreement, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity, and each Party hereby agrees to waive the defense in any such suit that the other Parties to this Agreement have an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief.

11.11.        Mutual Drafting.  The Parties have participated jointly in the negotiation and drafting of this Agreement and have been (or had and voluntarily waived the opportunity to be) represented by their own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to their legal rights from such counsel.  In the event any ambiguity or question of intent or interpretation arises, this Agreement is to be construed as jointly drafted by the parties hereto and no presumption or burden of proof is to arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or by reason of the extent to which any such provision is inconsistent with any prior draft hereof.

11.12.        Wrong Pocket.

11.12.1.          In the event that receivables due or to be due to the Company are received by the Seller or any of its Affiliates after the Closing Date, it shall forward such receivables to the Company. The Seller and Buyer shall agree upon a method reconciliation of claims on a periodic basis.

11.12.2.          In the event that receivables due or to be due to the Seller or any of its Affiliates are received by the Company or any of its Affiliates after the Closing Date, it shall forward such receivables to the Seller. The Seller and Buyer shall agree upon a method reconciliation of claims on a periodic basis.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

COMPANY:

Enertec Systems 2001 Ltd.

By:	/s/ David Lucatz
Name:	David Lucatz
Title:	Chairman

PARENT:

Micronet Enertec Technologies Inc.
By:	/s/ David Lucatz
Name:	David Lucatz
Title:	CEO

SELLER

Enertec Management Ltd.
By:	/s/ David Lucatz
Name:	David Lucatz
Title:	CEO, Director

BUYER:

Coolisys Technologies, Inc.
By:	/s/ Amos Kohn
Name:	Amos Kohn
Title:	President and CEO

[Signature Page- SPA- Enertec- Coolisys]